UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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☐	Preliminary Proxy Statement
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☑	Definitive Proxy Statement
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☐	Soliciting Material Under Rule 14a-12

TEXTRON INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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2022 PROXY STATEMENT AND NOTICE OF ANNUAL MEETING OF SHAREHOLDERS Wednesday, April 27, 2022, at 11 a.m. virtually at www.virtualshareholdermeeting.com/TXT2022

Textron’s Global Network of Businesses

TEXTRON AVIATION
Textron Aviation is home to the Beechcraft®, Cessna® and Hawker® aircraft brands and is a leader in general aviation through two principal lines of business: aircraft and aftermarket. Aircraft includes sales of business jet, turboprop and piston aircraft, as well as special mission and military aircraft. Aftermarket includes commercial parts sales, maintenance, inspection and repair services.

BELL
Bell is a leading supplier of helicopters and related spare parts and services. Bell is the pioneer of the revolutionary tiltrotor aircraft. Globally recognized for world-class customer service, innovation and superior quality, Bell’s global workforce serves customers flying Bell aircraft in more than 130 countries.

INDUSTRIAL
Our Industrial segment offers two main product lines: fuel systems and functional components produced by Kautex; and specialized vehicles such as golf cars, recreational and utility vehicles, aviation ground support equipment and professional mowers, manufactured by Textron Specialized Vehicles businesses.

TEXTRON SYSTEMS
Textron Systems' businesses develop and integrate products and services for U.S. and international military, government and commercial customers to support defense, aerospace and other customer missions. Product and service offerings include unmanned aircraft systems, electronic systems and solutions, advanced marine craft, piston aircraft engines, armored and specialty vehicles and other defense and aviation mission support products and services.

FINANCE
Our Finance segment, operated by Textron Financial Corporation (TFC), is a commercial finance business that provides financing solutions for purchasers of Textron products, primarily Textron Aviation aircraft and Bell helicopters. For more than five decades, TFC has played a key role for Textron customers around the globe.

NOTICE OF ANNUAL MEETING

To the Shareholders of Textron Inc.:

The 2022 Annual Meeting of Shareholders of Textron Inc. will be held on Wednesday, April 27, 2022 at 11 a.m., Eastern time. To support the health and well-being of our employees and shareholders, this year’s meeting will be held virtually via a live audio webcast at www.virtualshareholdermeeting.com/TXT2022. Shareholders will not be able to attend the meeting in person. At the meeting, our shareholders will be asked to do the following:

To elect the ten director nominees named in the proxy statement to hold office until the next annual shareholders’ meeting;	Wednesday, April 27, 2022

To approve Textron’s executive compensation on an advisory basis;	11:00 a.m. Eastern Daylight Time

To ratify the appointment by the Audit Committee of Ernst & Young LLP as Textron’s independent registered public accounting firm for 2022;	Virtual Meeting Site:
www.virtualshareholdermeeting.com/TXT2022
If properly presented at the meeting, to consider and act upon a shareholder proposal, set forth beginning on page 56 in the accompanying proxy statement, which is opposed by the Board of Directors; and

To transact any other business as may properly come before the meeting or any adjournment or postponement of the meeting.

To be admitted to the Annual Meeting virtually, you will need to log-in to www.virtualshareholdermeeting.com/TXT2022 using the 16-digit control number found on the proxy card, voting instruction form, Notice of Internet Availability of Proxy Materials, email or legal proxy, as applicable, sent or made available to shareholders entitled to vote at the Annual Meeting.

As permitted by the rules of the Securities and Exchange Commission, we are making our proxy materials available to shareholders primarily via the Internet, rather than mailing printed copies of these materials to shareholders. On March 4, 2022, we mailed to many of our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access and review our proxy materials, including our Proxy Statement and the Annual Report to Shareholders, and vote online. This process is designed to expedite shareholders’ receipt of proxy materials, lower the cost of the Annual Meeting, and help conserve natural resources. If you received a Notice by mail, you will not receive a printed copy of the proxy materials unless you request one. If you would prefer to receive printed proxy materials, please follow the instructions included in the Notice. Shareholders who requested paper copies of the proxy materials or previously elected to receive our proxy materials electronically did not receive the Notice and will receive the proxy materials in the format requested.

Whether or not you plan to attend the virtual meeting, we urge you to cast your vote as soon as possible so that your shares may be represented at the meeting. You may vote your shares via the Internet or by telephone by following the instructions included on the Notice. Alternatively, if you received paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card.

You are entitled to vote all shares of common stock registered in your name at the close of business on February 28, 2022. A list of shareholders entitled to vote at the 2022 Annual Meeting will be available for viewing during the Annual Meeting.

By order of the Board of Directors,

E. Robert Lupone
Executive Vice President, General Counsel and Secretary

Providence, Rhode Island
March 4, 2022

YOUR VOTE IS IMPORTANT

Brokers are not permitted to vote on the election of directors or on certain other proposals without instructions from the beneficial owner. Therefore, if your shares are held in the name of your broker or bank, it is important that you vote. We encourage you to vote promptly, even if you intend to attend the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 27, 2022:

The Company’s Proxy Statement for the 2022 Annual Meeting of Shareholders, the Annual Report to Shareholders for the fiscal year ended January 1, 2022 and the Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 2022 are available at http://investor.textron.com/investors/investor-resources. The Company will provide by mail or email, without charge, a copy of its Annual Report on Form 10-K, at the request of shareholders. Please direct all inquiries to the Company at (401) 457-2288 or by submitting a written request to the Secretary at Textron Inc., 40 Westminster Street, Providence, Rhode Island 02903 or by email to irdepartment@textron.com.

REVIEW THE PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:

BY TELEPHONE Call the telephone number on your proxy card or voting instruction form.	BY MAIL If you received your materials by mail, you can vote by mail by marking, dating and signing your proxy card or voting instruction form and returning it in the postage-paid envelope.

BY INTERNET You can vote your shares online at www.proxyvote.com or on the website address set forth on your proxy card or voting instruction form.	BY ATTENDING THE VIRTUAL MEETING Attend the virtual meeting and vote your shares during the meeting at www.virtualshareholdermeeting.com/TXT2022

IV      TEXTRON 2022 PROXY STATEMENT

TABLE OF CONTENTS

Information About the Annual Meeting			1

General	1	Changing or Revoking a Proxy	2
Shareholders Who May Vote	1	Required Vote	2
Internet Availability of Proxy Materials	1	Costs of Proxy Solicitation	2
Voting	1	Confidential Voting Policy	2
Savings Plan Participants	1	Attending the Meeting	2

Election of Directors			4

Board Membership Qualifications	4	Nominees for Director	4

Corporate Governance			10

Governance Highlights	10	Corporate Responsibility and Sustainability	16
Director Independence	11	Shareholder Outreach	17
Leadership Structure	11	Shareholder Communications to the Board	17
Board and Committee Evaluations	12	Director Nominations	17
Meeting Attendance	12	Compensation of Directors	17
Other Directorships	12	Director Stock Ownership Requirements	19
Board Committees	13	Anti-Hedging and Pledging Policy	19
Executive Committee	15	Corporate Governance Guidelines and Policies	19
Risk Oversight	15	Code of Ethics	19
Committee and Board Oversight of Environmental, Social and Governance Matters	15

Security Ownership			20

Audit Committee Report			22

Compensation Committee Report			23

TEXTRON 2022 PROXY STATEMENT     V

Compensation Discussion and Analysis			24

Executive Summary	24	Role of Independent Compensation Consultant	37
Overview and Objectives of Executive		Share Ownership Requirements	37
Compensation Program	27	Anti-Hedging and Pledging Policy	37
Target Pay	28	Clawback Policy	38
2021 Incentive Compensation Targets, Payouts		Compensation Arrangements Relating to
and Performance Analysis	31	Termination of Employment	38
Risks Related to Compensation	36	Tax Considerations	38
Other Compensation Programs	37

Executive Compensation			39

Summary Compensation Table	39	Potential Payments Upon Termination or Change in Control	47
Grants of Plan-Based Awards in Fiscal 2021	41	Pay Ratio	51
Outstanding Equity Awards at 2021 Fiscal Year-End	42	Equity Compensation Plan Information	52
Option Exercises and Stock Vested in Fiscal 2021	43	Evaluation of Risk in Compensation Plans	52
Pension Benefits in Fiscal 2021	44	Transactions with Related Persons	53
Nonqualified Deferred Compensation	46

Advisory Vote to Approve Textron’s Executive Compensation			54

Ratification of Appointment of Independent Registered Public Accounting Firm			55

Shareholder Proposal on Special Meetings			56

Other Matters to Come Before the Meeting			58

Shareholder Proposals and Other Matters for 2023 Annual Meeting			58

Delivery of Documents to Shareholders Sharing an Address			59

VI      TEXTRON 2022 PROXY STATEMENT

INFORMATION ABOUT THE ANNUAL MEETING

GENERAL

This proxy statement, which is first being made available to shareholders on or about March 4, 2022, is furnished in connection with the solicitation by the Board of Directors of Textron Inc. of proxies to be voted at the annual meeting of shareholders to be held on April 27, 2022, at 11:00 a.m. virtually via a live audio webcast and at any adjournments or postponements thereof. Shareholders will be able to attend the Annual Meeting, vote their shares and submit questions during the meeting at www.virtualshareholdermeeting.com/TXT2022.

SHAREHOLDERS WHO MAY VOTE

All shareholders of record at the close of business on February 28, 2022 will be entitled to vote. As of February 28, 2022, Textron had outstanding 216,329,378 shares of common stock, each of which is entitled to one vote with respect to each matter to be voted upon at the meeting. Proxies are solicited to give all shareholders who are entitled to vote on the matters that come before the meeting the opportunity to do so whether or not they attend the meeting.

INTERNET AVAILABILITY OF PROXY MATERIALS

As permitted by the rules of the Securities and Exchange Commission, we are making our proxy materials available to shareholders primarily via the Internet, rather than mailing printed copies of these materials to shareholders. On March 4, 2022, we mailed to many of our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access and review our proxy materials, including our Proxy Statement and the Annual Report to Shareholders, and vote online.

This process is designed to expedite shareholders’ receipt of proxy materials, lower the cost of the Annual Meeting, and help conserve natural resources. If you received a Notice by mail, you will not receive a printed copy of the proxy materials unless you request one. If you would prefer to receive printed proxy materials, please follow the instructions included in the Notice. Shareholders who requested paper copies of the proxy materials or previously elected to receive our proxy materials electronically did not receive the Notice and will receive the proxy materials in the format requested.

VOTING

Shareholders of record may vote via the Internet or by using the toll-free telephone number listed on the proxy card. Please follow the instructions for Internet or telephone voting provided on the proxy card or Notice. Alternatively, if you received paper copies of the proxy materials by mail, you can vote by mail by following the instructions on the proxy card. If you vote via the Internet or by telephone, please do not return a signed proxy card. Shareholders who hold their shares through a bank or broker can vote via the Internet or by telephone if these options are offered by the bank or broker. If you received the proxy materials in paper form from your bank or broker, the materials include a voting instruction form so you can instruct the holder of record on how to vote your shares.

If voting by mail, please complete, sign, date and return your proxy card enclosed with the proxy statement in the accompanying postage-paid envelope. You can specify how you want your shares voted on each proposal by marking the appropriate boxes on the proxy card. If your proxy card is signed and returned without specifying a vote or an abstention on any proposal, it will be voted according to the recommendation of the Board of Directors on that proposal. That recommendation is shown for each proposal on the proxy card.

You also may vote your shares during the Annual Meeting (up until the closing of the polls) by following the instructions available at www.virtualshareholdermeeting.com/TXT2022 if you attend the meeting.

SAVINGS PLAN PARTICIPANTS

If you are a participant in a Textron savings plan with the Textron stock fund as an investment option, when you vote via the Internet or by telephone, or your proxy card is returned properly signed, the plan trustee will vote your proportionate interest in the plan shares in the manner you direct, or if you vote by mail and make no direction, in proportion to directions received from the other plan participants (except for any shares allocated to your Tax Credit Account under the Textron Savings Plan which will be voted only as you direct). All directions will be held in confidence.

TEXTRON 2022 PROXY STATEMENT     1

CHANGING OR REVOKING A PROXY

Whether voting by mail, via the Internet or by telephone, if you are a shareholder of record, you may change or revoke your proxy at any time before it is voted by submitting a new proxy with a later date, voting via the Internet or by telephone at a later time, delivering a written notice of revocation to Textron’s Secretary, or voting during the meeting. If your shares are held in the name of your broker or bank, you may change or revoke your voting instructions by contacting the bank or brokerage firm or other nominee holding the shares or by voting during the Annual Meeting.

REQUIRED VOTE

A quorum is required to conduct business at the meeting. A quorum requires the presence, including by proxy, of the holders of a majority of the issued and outstanding shares entitled to vote at the meeting. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when you fail to provide voting instructions to your broker for shares owned by you but held in the name of your broker. Under those circumstances, your broker is allowed, but not required, to vote for you without your instructions on routine matters but is prohibited from voting without your instructions on non-routine matters. The ratification of independent registered public accountants is a routine matter on which your broker may vote your shares without your instructions. Non-routine matters include the election of directors, the advisory vote to approve Textron’s executive compensation and the shareholder proposal. Those items for which your broker cannot vote result in broker non-votes. In order to ensure that your shares are voted on all proposals, we encourage you to return your voting instruction form or vote electronically or by telephone as soon as possible, even if you intend to attend the Annual Meeting.

Election of each of the nominees for director requires a vote of the majority of the votes cast at the meeting, which means that the number of shares voted “for” a nominee for director must exceed the number of shares voted “against” that nominee. Abstentions and broker non-votes are not counted for this purpose and will have no effect on the outcome of the election.

Approval of all other matters to be voted on at the meeting requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on the matter. Abstentions will have the same effect as votes “against” the proposal, and broker non-votes (when applicable) will have no effect on the outcome of the vote.

COSTS OF PROXY SOLICITATION

Textron pays the cost of this solicitation of proxies. Textron will request that persons who hold shares for others, such as banks and brokers, solicit the owners of those shares and will reimburse them for their reasonable out-of-pocket expenses for those solicitations. In addition to solicitation by mail, Textron employees may solicit proxies by telephone, by electronic means and in person, without additional compensation for these services. Textron has hired Alliance Advisors, LLC of Bloomfield, New Jersey, a proxy solicitation organization, to assist in this solicitation process for a fee of $16,500, plus reasonable out-of-pocket expenses.

CONFIDENTIAL VOTING POLICY

Under Textron’s policy on confidential voting, individual votes of shareholders are kept confidential from Textron’s directors, officers and employees, except for certain specific and limited exceptions. Comments of shareholders written on proxies or ballots are transcribed and provided to Textron’s Secretary. Votes are counted by Broadridge Financial Solutions, Inc. and certified by an independent Inspector of Election.

ATTENDING THE MEETING

The live audio webcast of the Annual Meeting will begin promptly at 11:00 a.m. Eastern Time. Online access to the audio webcast will open 15 minutes prior to the start of the Annual Meeting to allow time for you to log-in and test your device’s audio system. We encourage you to access the meeting in advance of the designated start time.

2      TEXTRON 2022 PROXY STATEMENT

To be admitted to the Annual Meeting virtually, you will need to log-in to www.virtualshareholdermeeting.com/TXT2022 using the 16-digit control number found on the proxy card, voting instruction form, Notice of Internet Availability of Proxy Materials or email, as applicable, sent or made available to shareholders entitled to vote at the Annual Meeting. Shareholders whose shares are held in street name and whose voting instruction form or Notice of Internet Availability does not contain a control number for attending the Annual Meeting, should contact their bank, broker or other nominee (preferably at least 5 days before the Annual Meeting) and obtain a “legal proxy” in order to be able to attend, participate in or vote at the Annual Meeting.

Beginning 15 minutes prior to, and during, the Annual Meeting, we will have support available to assist shareholders with any technical difficulties they may have accessing or hearing the virtual meeting. If you encounter any difficulty accessing, or during, the virtual meeting, please call the support team at the toll-free number on the virtual Annual Meeting log-in page which will be available beginning 15 minutes prior to the meeting.

You can view the Agenda and the Rules of Conduct for the Annual Meeting after you log-in to the virtual meeting website at www.virtualshareholdermeeting.com/TXT2022. Shareholders may submit questions related to the Company’s business or governance or related to the items of business set forth on the Agenda beginning fifteen (15) minutes prior to, and during, the Annual Meeting at www.virtualshareholdermeeting.com/TXT2022. The Rules of Conduct will also be available beginning five days prior to the Annual Meeting (on or prior to April 22, 2022) at www.proxyvote.com.

A webcast playback of the Annual Meeting will be available at www.virtualshareholdermeeting.com/TXT2022 within approximately 24 hours after the completion of the meeting. If any shareholder questions that comply with the Rules of Conduct are submitted but not answered during the meeting, we will post responses to those questions with the Annual Meeting materials on Textron’s website, www.textron.com, under “Investors.”

TEXTRON 2022 PROXY STATEMENT     3

ELECTION OF DIRECTORS

BOARD MEMBERSHIP QUALIFICATIONS

The Board of Directors believes that the Board, as a whole, should possess a combination of skills, professional experience and diversity of backgrounds necessary to oversee the Company’s business. Accordingly, the Board and the Nominating and Corporate Governance Committee consider the qualifications of directors and director candidates individually and in the broader context of the Board’s overall composition and the Company’s current and future needs. In addition, the Board believes that there are certain attributes that every director should possess, as reflected in the Board’s membership criteria which are developed and recommended to the Board by the Nominating and Corporate Governance Committee. All of our current Board members share certain qualifications and attributes consistent with these criteria, which are set forth in the Company’s Corporate Governance Guidelines and Policies and are summarized below:

Board Membership Criteria

Exemplary personal ethics and integrity	Core business competencies of high achievement and a record of success	Financial literacy and a history of making good business decisions and exposure to best practices

Enthusiasm for Textron and sufficient time to be fully engaged	Strong communications skills and confidence to ask tough questions	Interpersonal skills that maximize group dynamics, including respect for others

Specific skills and experience aligned with Textron’s strategic direction and operating challenges and that complement the overall composition of the Board

NOMINEES FOR DIRECTOR

At the 2022 annual meeting, ten directors are to be elected to hold office until the 2023 annual meeting and until their successors have been elected and qualified. Nine of our ten nominees are currently Textron directors, and Richard F. Ambrose has been appointed as a director by the Board, effective April 1, 2022, in anticipation of the vacancy which will result when Paul E. Gagné, a director since 1995, retires from our Board effective as of the Annual Meeting in accordance with our retirement policy. Mr. Ambrose was recommended by a third-party search firm and then evaluated and interviewed by members of the Nominating and Corporate Governance Committee, as well as most other members of the Board, prior to his appointment. The search firm assisted the Company in identifying and evaluating director candidates for a fee paid by the Company. It is the intention of the persons named as proxies for the Annual Meeting, unless otherwise instructed, to vote “for” each of the directors who have been nominated for election. If any director nominee is unable or unwilling to serve as a nominee at the time of the Annual Meeting, the persons named as proxies will vote for the balance of the nominees and may vote for a substitute nominee designated by the present Board.

Our Nominating and Corporate Governance Committee and our Board have determined that each of our nominees has the experience, attributes and skills needed to collectively comprise an effective and well-functioning Board. Textron’s directors have experience with businesses that operate in industries in which Textron operates or that involve skills that are integral to Textron’s operations.

4      TEXTRON 2022 PROXY STATEMENT

Our director nominees offer an effective mix of relevant experience and skills, as illustrated below (by percentage of board members):

Director Experience and Skills

AEROSPACE AND DEFENSE		50%

FINANCE / ACCOUNTING	40%

INTERNATIONAL BUSINESS	40%

MARKETING AND SALES	40%

OPERATIONS AND MANUFACTURING	40%

PUBLIC COMPANY BOARD EXPERIENCE				80%

SENIOR LEADERSHIP					100%

STRATEGIC PLANNING			60%

TECHNOLOGY / R&D	40%

Although the Nominating and Corporate Governance Committee does not have a formal policy for considering diversity in identifying nominees for director, it seeks a variety of occupational and personal backgrounds on the Board in order to obtain a range of viewpoints and perspectives. Increasing the diversity of the Board, including with respect to gender and racial/ethnic diversity, is a significant focus in developing the pool from which we identify qualified director candidates, and the Committee has advised its third-party search firm that it prioritizes enhancing the Board’s diversity.

Our Board provides diverse and independent oversight, with director tenure that balances institutional knowledge with fresh perspectives, as illustrated below:

Number of Independent Directors	Balanced Tenure	Gender/Racial/Ethnic Diversity

TEXTRON 2022 PROXY STATEMENT     5

Biographical information about each nominee, as well as highlights of the specific experience, qualifications, attributes and skills of our individual Board members, are included below:

Scott C. Donnelly Director Since 2009 Chairman

Experience, Qualifications, Attributes and Skills

•  Significant experience in the aerospace and defense sector

•  Deep operational experience in innovation, manufacturing, sales and marketing, portfolio management, talent development and business processes

•  First-hand, real-time experience in, and understanding of, Textron operations

Mr. Donnelly, 60, is Chairman, President and Chief Executive Officer of Textron. Mr. Donnelly joined Textron in June 2008 as Executive Vice President and Chief Operating Officer and was promoted to President and Chief Operating Officer in January 2009. He was appointed to the Board of Directors in October 2009, became Chief Executive Officer of Textron in December 2009 and Chairman of the Board in September 2010. Previously, Mr. Donnelly was the President and CEO of General Electric (GE) Company’s Aviation business unit, a position he had held since July 2005. GE’s Aviation business unit is a leading maker of commercial and military jet engines and components as well as integrated digital, electric power and mechanical systems for aircraft. Prior to July 2005, Mr. Donnelly served as Senior Vice President of GE Global Research, one of the world’s largest and most diversified industrial research organizations with facilities in the U.S., India, China and Germany and held various other management positions since joining GE in 1989. In 2013, Mr. Donnelly joined the board of directors of Medtronic plc.

Richard F. Ambrose Director Since 2022

Experience, Qualifications, Attributes and Skills

•  Extensive operating and leadership experience in aerospace and defense industry

•  Deep understanding of working with the Department of Defense

•  Demonstrated expertise in management of U.S. government defense programs

•  Significant experience in research and development of advanced technology

Mr. Ambrose, 63, recently retired as the Executive Vice President – Space of Lockheed Martin Corporation, a global security and aerospace company, where he led Lockheed Martin’s $12 billion Space business which employs approximately 20,000 people and provides advanced technology systems for national security, civil and commercial customers. Prior to this role, which he assumed in 2013, he served as President, Lockheed Martin Information Systems & Global Solutions-National from 2011 through 2012 and as Vice President & General Manager, Lockheed Martin Surveillance & Navigation Systems line of business within Space from 2006 through 2010. He joined Lockheed in 2000 as Vice President & General Manager, Lockheed Martin Ground Systems and served as President, Lockheed Martin Maritime Systems & Sensors Tactical Systems from 2004 to 2006. Prior to joining Lockheed Martin, Mr. Ambrose served as President and General Manger of the Space Systems Division at Hughes Information Systems (which merged with Raytheon C3I Systems in 1997).

Kathleen M. Bader Director Since 2004

Experience, Qualifications, Attributes and Skills

•  Comprehensive experience in strategic planning and change management

•  Expertise in managing strategic business process implementation within global industrial business environments

•  Extensive experience in advancing customer loyalty and employee satisfaction

•  Expertise in expansion of international business

Ms. Bader, 71, was President and Chief Executive Officer of NatureWorks LLC, which makes proprietary plastic resins and was formerly known as Cargill Dow LLC, until her retirement in January 2006. Formerly, she was a Business President of a $4.2 billion plastics portfolio at the Dow Chemical Company, a diversified chemical company. She joined Dow in 1973 and held various management positions in Dow’s global and North American operations, before becoming Chairman, President and Chief Executive Officer of Cargill Dow LLC, at the time an equal joint venture between Dow and Cargill Incorporated, in February 2004. She assumed the position of President and Chief Executive Officer of NatureWorks in February 2005 following Cargill’s acquisition of Dow’s interest in Cargill Dow. Ms. Bader also served for seven years on President Bush’s Homeland Security Advisory Council.

6      TEXTRON 2022 PROXY STATEMENT

R. Kerry Clark Director Since 2003

Experience, Qualifications, Attributes and Skills

•  Extensive expertise in establishing brand equity worldwide and extending strategic initiatives globally

•  Leadership skills in enhancing customer service and advancing customer relationships

•  Significant experience in corporate governance, talent development, change management, marketing and business development

•  Audit Committee Financial Expert

Mr. Clark, 69, is the retired Chairman and Chief Executive Officer of Cardinal Health, Inc., a leading provider of services supporting the health care industry. He joined Cardinal Health in April 2006 as President and Chief Executive Officer, became Chairman in November 2007 and retired in September 2009. Prior to joining Cardinal Health he was Vice Chairman of the Board, P & G Family Health, and a director of The Procter and Gamble Company, which markets consumer products in over 140 countries, from 2002–2006. He joined Procter and Gamble in 1974 and served in various key executive positions before becoming Vice Chairman of the Board in 2002 and held that position until leaving the company in April 2006. Mr. Clark became a director of General Mills, Inc. in 2009 and a director of Anthem, Inc. in 2014. He served as a director of Avnet, Inc. from 2012 through 2019.

James T. Conway Director Since 2011

Experience, Qualifications, Attributes and Skills

•  Experience managing complex operational and strategic issues

•  Deep understanding of the U.S. military

•  Broad knowledge of the defense industry and international security issues

•  Demonstrated leadership and management skills

Mr. Conway, 74, is a retired General in the United States Marine Corps who served as the 34th Commandant of the Marine Corps from 2006 through his retirement in 2010 and concurrently as a member of the Joint Chiefs of Staff. Prior to being named Commandant, Mr. Conway served as Director of Operations (J-3) on the Joint Chiefs of Staff. Among his previous postings were Commanding General of I Marine Expeditionary Force from 2002 through 2004 (which involved two combat tours in Iraq), Commanding General of the 1st Marine Division, and President of the Marine Corps University. Mr. Conway has been a director of Vislink Technologies, Inc. (formerly, xG Technology, Inc.) since 2015.

Ralph D. Heath Director Since 2017

Experience, Qualifications, Attributes and Skills

•  Extensive expertise in developing and growing business within the aerospace and defense industry

•  Deep understanding of working with the Department of Defense, including government defense program management

•  Significant experience in international business development in aerospace and defense markets

•  Audit Committee Financial Expert

Mr. Heath, 73, is the retired Executive Vice President—Aeronautics of Lockheed Martin Corporation, a global security and aerospace company. He joined Lockheed in 1975 and became Executive Vice President & Chief Operating Officer, Aeronautics in 1999 until his appointment in 2002 as Executive Vice President & General Manager, F-22 Raptor Program. In 2005, he became Executive Vice President—Aeronautics, a role he held until his retirement in 2012. During his tenure, Mr. Heath led the revitalization of the C-130 program, international expansion of the F-16 program, and the development and delivery of the F-22 and F-35 fighter aircraft. Mr. Heath served on the Board of Directors of Hawker Beechcraft from 2013-2014, prior to Textron’s acquisition of the Beechcraft business.

TEXTRON 2022 PROXY STATEMENT     7

Deborah Lee James Director Since 2017

Experience, Qualifications, Attributes and Skills

•  Deep expertise in national security

•  Significant experience in U.S. government procurement and logistics

•  Demonstrated leadership and management skills

•  Extensive experience in the cybersecurity field

Ms. James, 63, is the retired 23rd Secretary of the United States Air Force, a position she held from December 2013 to January 2017. Prior to her role as Secretary of the Air Force, Ms. James held various executive positions during a 12-year tenure at Science Applications International Corporation (SAIC), a provider of services and solutions in the areas of defense, health, energy, infrastructure, intelligence, surveillance, reconnaissance and cybersecurity to agencies of the U.S. Department of Defense (DoD), the intelligence community, the U.S. Department of Homeland Security, foreign governments and other customers, most recently serving as Sector President, Technical and Engineering of the Government Solutions Group. Earlier in her career, Ms. James served as Professional Staff Member for the House Armed Services Committee and as the DoD Assistant Secretary of Defense for Reserve Affairs. Ms. James joined the board of directors of Unisys Corporation in 2017.

Lionel L. Nowell III Director Since 2020

Experience, Qualifications, Attributes and Skills

•  Deep expertise in treasury functions, including debt, investments, capital markets strategies, foreign exchange and insurance

•  Significant experience in financial reporting and accounting of large international businesses

•  Extensive global perspective in risk management and strategic planning

•  Audit Committee Financial Expert

Mr. Nowell, 67, is the retired Senior Vice President and Treasurer of PepsiCo, Inc., a worldwide food and beverage company, where he managed a global staff with responsibility for the company’s worldwide Treasury function. He joined PepsiCo in 1999 as Senior Vice President and Corporate Controller, and from 2000-2001 served as the Executive Vice President and Chief Financial Officer of Pepsi Bottling Group, Inc. before being named Senior Vice President and Treasurer of PepsiCo in 2001, a role he held until his retirement in 2009. Prior to PepsiCo, Mr. Nowell served as Senior Vice President, Strategy and Business Development at RJR Nabisco from 1998 to 1999 and from 1991 to 1998, he held various senior financial roles at the Pillsbury division of Diageo plc, including Chief Financial Officer of its Pillsbury North America, Pillsbury Foodservice and Häagen-Dazs businesses. Earlier in his career, he held finance roles at Pizza Hut, which at the time was a division of PepsiCo, and Owens Corning. Mr. Nowell served as a director of American Electric Power Company from 2004 to 2020. He has served as a director of Bank of America Corporation since 2013, as its Lead Director since 2021, and as a director of Ecolab Inc. since 2018.

James L. Ziemer Director Since 2007

Experience, Qualifications, Attributes and Skills

•  Extensive expertise in establishing brand equity worldwide

•  Leadership experience in fostering outstanding customer satisfaction and loyalty

•  Significant experience with the captive finance business model

Mr. Ziemer, 72, was the President and Chief Executive Officer and a director of Harley-Davidson, Inc. until his retirement in April 2009. Harley-Davidson, Inc. is the parent company for the group of companies doing business as Harley-Davidson Motor Company which design, manufacture and sell motorcycles and related parts and accessories, and Harley-Davidson Financial Services, which provides related financing and insurance. Mr. Ziemer had been a director of Harley-Davidson, Inc. since December 2004 and was named President and Chief Executive Officer in April 2005. He previously served as Vice President and Chief Financial Officer of Harley-Davidson from December 1990 to April 2005 and President of the Harley-Davidson Foundation, Inc. from 1993 to 2006. Mr. Ziemer is also a director of Thor Industries, Inc. (since 2010).

8      TEXTRON 2022 PROXY STATEMENT

Maria T. Zuber Director Since 2016

Experience, Qualifications, Attributes and Skills

•  Extensive expertise in scientific research

•  Considerable leadership experience, including in relationships with the federal government

•  Deep understanding of emerging technologies

Ms. Zuber, 63, is the Vice President for Research and the E.A. Griswold Professor of Geophysics at the Massachusetts Institute of Technology where she has been a member of the faculty in the Department of Earth, Atmospheric and Planetary Sciences since 1995. In her role as Vice President for Research, to which she was appointed in 2013, she has overall responsibility for research administration and policy at MIT, overseeing MIT Lincoln Laboratory and more than a dozen interdisciplinary research laboratories and centers, and plays a central role in research relationships with the federal government. Since 1990, she has held leadership roles associated with scientific experiments or instrumentation on ten NASA missions. Ms. Zuber served on the National Science Board from 2013 to 2021, including as Board Chair from 2016 to 2018. She serves as co-chair of the President’s Council of Advisors on Science and Technology, a position she has held since 2021. Ms. Zuber has served as a director of Bank of America Corporation since 2017.

The Board of Directors recommends a vote “FOR” each of the director nominees (Items 1a through 1j on the proxy card).

TEXTRON 2022 PROXY STATEMENT     9

CORPORATE GOVERNANCE

GOVERNANCE HIGHLIGHTS

Textron is committed to sound corporate governance practices, including the following:

Director Independence

● 9 of our 10 director nominees are independent, with our CEO being the only management director.

● Our three principal Board committees, the Audit, Nominating and Corporate Governance, and Organization and Compensation Committees, are each comprised of entirely independent directors.

● The independent directors meet regularly in executive session without management present.

Independent Lead Director

● Our independent directors elect a director from among them to serve as Lead Director, generally for a three-year term, with annual ratification.

● The Lead Director is assigned clearly defined and expansive duties.

● The Lead Director presides at executive sessions of the independent directors without management present at each regularly scheduled Board meeting.

Board Accountability and Practices

● All directors must stand for election annually and be elected by a majority of votes cast in uncontested elections.

● During 2021, each director attended at least 75% of the total number of Board and applicable committee meetings, and all directors attended the Annual Meeting of Shareholders.

● The Board and each of its three principal committees perform annual self-evaluations, and beginning in 2022, the evaluation process also will elicit feedback from each independent director if they have any concerns with respect to the performance of any other independent director.

● Directors may not stand for reelection after their 75th birthday.

Shareholder Rights

● Shareholders holding 25% of our outstanding shares may call a special meeting of shareholders.

● Our By-Laws provide a majority vote standard for the election of directors in uncontested elections, and we maintain a resignation policy under which any director who fails to receive a majority vote is required to tender their resignation for consideration by the Nominating and Corporate Governance Committee and the Board.

● Our By-Laws provide for proxy access to allow eligible shareholders to include their own director nominees in the Company’s proxy materials.

● Our Board and management regularly engage with large shareholders on our executive compensation program and on ESG matters.

Textron Stock

● We have robust stock ownership requirements for both our directors and our senior executives, all of whom currently meet their respective requirements.

● Our executives and our directors are prohibited from hedging or pledging Textron securities.

10      TEXTRON 2022 PROXY STATEMENT

DIRECTOR INDEPENDENCE

The Board of Directors has determined that Mses. Bader, James and Zuber and Messrs. Ambrose, Clark, Conway, Gagné, Heath, Nowell and Ziemer, are independent, as defined under the listing standards of the New York Stock Exchange, based on the criteria set forth in the Textron Corporate Governance Guidelines and Policies which are posted on Textron’s website as described below. In making its determination, the Board examined relationships between directors or their affiliates with Textron and its affiliates and determined that each such relationship did not impair the director’s independence. Specifically, the Board considered the fact that, in 2021, the Textron Charitable Trust made a $15,000 donation to Warriors & Quiet Waters Foundation, an organization for which Mr. Conway serves as a director, and a $20,000 donation to the Semper Fi Wounded Warrior Fund, an organization for which Mr. Conway’s wife serves as Board Vice President. In addition, the Board considered that, in 2021, the Textron Charitable Trust made a $50,000 donation to The Atlantic Council, an organization for which Ms. James serves as a director. Textron has supported The Atlantic Council since 2002, with the amount of its contribution being $50,000 annually since 2011. The Board determined that these donations have not compromised either director’s independence as a Textron director.

LEADERSHIP STRUCTURE

Historically, as reflected in Textron’s Corporate Governance Guidelines and Policies, the Board has determined that the practice of combining the positions of Chairman of the Board and Chief Executive Officer serves the best interests of Textron and its shareholders. This is because the Board believes that the CEO, with his extensive knowledge of the Company’s businesses and full time focus on the business affairs of the Company, makes a more effective Chairman than an independent director, especially given the size and multi-industry nature of the Company’s business. The Board has committed to review, at least once every two years, whether combining these positions serves the best interests of Textron and its shareholders.

Our independent directors elect a Lead Director from among them for what is expected to be a three-year term with the appointment ratified annually. Currently, Mr. Clark serves as Lead Director. The Lead Director is assigned clearly defined and expansive duties under our Corporate Governance Guidelines and Policies, including:

●	Presiding at all meetings of the Board at which the Chairman is not present, including all executive sessions of the Board;
●	Serving, when needed, as liaison between the CEO and the independent directors;
●	Identifying, together with the CEO, key strategic direction and operational issues upon which the Board’s annual core agenda is based;
●	Discussing agenda items and time allocated for agenda items with the CEO prior to each Board meeting, including the authority to make changes and approve the agenda for the meeting;
●	Determining the type of information to be provided to the directors for each scheduled Board meeting;
●	Convening additional executive sessions of the Board;
●	Being available for consultation and direct communication with Textron shareholders; and
●	Such other functions as the Board may direct.

Textron’s Corporate Governance Guidelines and Policies also require that the Board meet in executive session for independent directors without management present at each regularly scheduled Board meeting. Textron’s Lead Director presides at these sessions and at any additional executive sessions convened at the request of a director. During 2021, the independent directors met in executive session without management present during each of the Board’s six regularly scheduled meetings.

TEXTRON 2022 PROXY STATEMENT     11

The functions of the Board are carried out by the full Board, and, when delegated, by the Board committees, with each director being a full and equal participant. The Board is committed to high standards of corporate governance and its Corporate Governance Guidelines and Policies were designed, in part, to ensure the independence of the Board and include a formal process for the evaluation of CEO performance by all non-management Board members. The evaluation is used by the Organization and Compensation Committee as a basis to recommend the compensation of the CEO. In addition, the Audit Committee, the Nominating and Corporate Governance Committee and the Organization and Compensation Committee are composed entirely of independent directors. Each of these committees’ charters provides that the committee may seek the counsel of independent advisors and each routinely meets in executive session without management present.

BOARD AND COMMITTEE EVALUATIONS

The Board and each of its three principal committees perform a comprehensive self-evaluation on an annual basis with oversight from the Nominating and Corporate Governance Committee. Each director completes a detailed questionnaire soliciting feedback on a number of matters designed to assess Board and committee performance and effectiveness, including oversight, risk management, Board composition, materials and processes, culture, and accountability, among other topics. Beginning in 2022, the questionnaire will include a question designed to elicit feedback from each independent director with respect to any concerns with any other independent director meeting the qualifications and attributes required of Textron Board members as established by the Nominating and Corporate Governance Committee, including the Board Membership Criteria described on page 4. Any such concerns will be discussed with the Chair of the Nominating and Corporate Governance Committee, the Lead Director or the Chairman, as appropriate. The questionnaires also enable directors to provide written comments designed to allow for more detailed feedback, and written feedback is required for any question for which the director provides a rating below the mid-point of the response range. Results of the evaluations are compiled by the Nominating and Corporate Governance Committee and shared with the full Board and each committee. Each committee discusses its respective evaluation results in executive session and determines if any follow-up actions are appropriate. Additionally, a discussion of the evaluations is held in executive session with the full Board to discuss the results and any other perspectives, feedback, or suggestions that the directors may want to raise.

MEETING ATTENDANCE

During 2021, the Board of Directors held six regular meetings. Directors are expected to regularly attend Board meetings and meetings of committees on which they serve, as well as the annual meeting of shareholders. Each director attended at least 75% of the total number of Board and applicable committee meetings. All directors attended the 2021 annual meeting of shareholders.

OTHER DIRECTORSHIPS

Textron’s Corporate Governance Guidelines and Policies provide that non-management directors may serve on four other public company boards, provided that, in the case of a director who is a chief executive officer of a public company, the limit is two other such boards.

12      TEXTRON 2022 PROXY STATEMENT

BOARD COMMITTEES

The Board of Directors has established the following three standing committees to assist in executing its duties: Audit, Nominating and Corporate Governance, and Organization and Compensation. Key responsibilities of each of the committees are described below, together with the current membership and number of meetings held in 2021. In addition, the Board of Directors and these committees are actively engaged in oversight of our enterprise risk management process and in our environmental, social and governance initiatives, as separately discussed below. Each of these committees is composed entirely of independent, non-management directors. Each of these committees has a written charter. Copies of these charters are posted on Textron’s website, www.textron.com, under “Investors—Corporate Governance—Committee Charters,” and are also available in print upon request to Textron’s Secretary.

Member Name	AUDIT COMMITTEE	NOMINATING AND CORPORATE GOVERNANCE COMMITTEE	ORGANIZATION AND COMPENSATION COMMITTEE

Kathleen M. Bader
R. Kerry Clark*
James T. Conway
Paul E. Gagné*
Ralph D. Heath
Deborah Lee James
Lionel L. Nowell III
James L. Ziemer
Maria T. Zuber

Member	Chair	Audit Committee Financial Expert

* Lead Director

AUDIT COMMITTEE	Meetings in 2021: 7

Lionel L. Nowell III (Chair) Kathleen M. Bader Paul E. Gagné Ralph D. Heath R. Kerry Clark Deborah Lee James

Primary Responsibilities:

•  Assists the Board with its oversight of (i) the integrity of Textron’s financial statements, (ii) Textron’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, (iv) the performance of Textron’s internal audit function and independent auditor, and (v) risk management

•  Directly responsible for the appointment, compensation, retention and oversight of Textron’s independent auditors

The Board has determined that each member of the Audit Committee is independent as defined under the listing standards of the New York Stock Exchange applicable to audit committee members. No member of the committee simultaneously serves on the audit committees of more than three public companies. The Board of Directors has determined that Mr. Clark, Mr. Gagné, Mr. Heath and Mr. Nowell each are “audit committee financial experts” under the criteria adopted by the Securities and Exchange Commission.

TEXTRON 2022 PROXY STATEMENT     13

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE	Meetings in 2021: 4

James T. Conway (Chair) Kathleen M. Bader R. Kerry Clark Deborah Lee James Maria T. Zuber

Primary Responsibilities:

•  Identifies individuals to become Board members and recommends that the Board select the director nominees for the next annual meeting of shareholders, considering suggestions regarding possible candidates from a variety of sources, including shareholders

•  Develops and recommends to the Board a set of corporate governance principles applicable to Textron

•  Oversees the evaluation of the Board and its committees

•  Annually reviews the Board’s committee structure, charters and membership

•  Makes recommendations on compensation of the Board after conducting an annual review of director compensation and benefits program, consulting with independent board compensation advisors, as appropriate

•  Annually reviews the Board’s composition, appropriate size of the Board, results of the review of the Board’s overall performance and the strategy of the Company to determine future requirements for Board members

•  Assists the Board of Directors in fulfilling its oversight responsibilities relating to the Company’s policies and practices regarding environmental, social and governance matters that are significant to the Company

The Board has determined that each member of the Nominating and Corporate Governance Committee is independent as defined under the New York Stock Exchange listing standards.

ORGANIZATION AND COMPENSATION COMMITTEE	Meetings in 2021: 5

James L. Ziemer (Chair) Paul E. Gagné Ralph D. Heath Maria T. Zuber

Primary Responsibilities:

•  Approves compensation arrangements, including merit salary increases and any annual and long-term incentive compensation, with respect to the Chief Executive Officer and other executive officers of the Company

•  Oversees and, where appropriate, takes actions with respect to compensation arrangements applicable to other corporate officers

•  Amends any executive compensation plan or nonqualified deferred compensation plan of the Company and its subsidiaries to the same extent that the plan may be amended by the Board

•  Administers the executive compensation plans and nonqualified deferred compensation plans of the Company and its subsidiaries

•  Approves the Chief Executive Officer’s and other executive officers’ responsibilities and performance against pre-established performance goals

•  Plans for the succession of the Company’s management, including with respect to the development and diversity of Company management

14      TEXTRON 2022 PROXY STATEMENT

See the Compensation Discussion and Analysis (CD&A) beginning on page 24 for more information on the Organization and Compensation Committee’s processes and the role of management and consultants in determining the form and amount of executive compensation. The Board of Directors has determined that each member of the committee is independent as defined under the New York Stock Exchange listing standards applicable to compensation committee members.

EXECUTIVE COMMITTEE

Textron’s Board also maintains an Executive Committee which has the power, between meetings of the Board of Directors, to exercise all of the powers of the full Board, except as specifically limited by Textron’s By-Laws and Delaware law. Currently, Mr. Donnelly, Mr. Clark, Mr. Conway, Mr. Nowell and Mr. Ziemer comprise the Executive Committee, which did not meet during 2021.

RISK OVERSIGHT

The Board oversees the Company’s enterprise risk management (“ERM”) process which is designed to identify risks throughout the Company. On a quarterly basis, each business unit and functional area throughout the Company conducts assessments of identified significant business risks under their purview in the categories of financial, information technology, operational, strategic and compliance risks. The assessment results are depicted using a heat map to highlight the potential severity of each risk and likelihood of occurrence, along with mitigation actions, and the identified risks are prioritized and, depending on the probability and severity of the risk, escalated to a cross-functional enterprise risk committee, senior management and the Audit Committee, as appropriate. Management reviews the results of the quarterly risk assessment, including any new material risks or significant changes in key risks, with the Audit Committee each quarter. In addition, management reviews the process, including identification of key risks and steps taken to address them, with the full Board on a periodic basis. These reviews occur at an annual dedicated risk management session, and ERM risks also are identified and discussed during the Board’s annual review of the Company’s strategy.

Although the full Board is responsible for this oversight function, the Organization and Compensation Committee, the Nominating and Corporate Governance Committee and the Audit Committee assist the Board in discharging its oversight duties. During the past year, each of the committees held a number of meetings to oversee and assess risks related to the matters for which it is responsible as identified in their respective charters. Among other topics, the Organization and Compensation Committee received reports on and discussed risks related to the Company’s compensation programs and organizational development and talent diversity, and assessed whether risks arising from the Company’s compensation policies and practices for senior executives are reasonably likely to have a material adverse effect on the Company. The Nominating and Corporate Governance Committee, among other things, reviewed risks associated with certain environmental, social and governance matters. Similarly, the Audit Committee held a number of sessions with management and the independent auditor, as appropriate, to review and provide feedback on management’s policies and processes for risk assessment and risk management, including with respect to cybersecurity risks, and management’s evaluation of the Company’s major risks and the steps management has taken or proposes to take to monitor and mitigate such risks.

Accordingly, while each of the three committees contributes to the risk management oversight function by assisting the Board in the manner outlined above, the Board itself remains ultimately responsible for the oversight of risk, and receives report outs from each of the committees, as well as periodic reports from management addressing the various risks, including those related to financial and other performance, cybersecurity and human capital matters.

COMMITTEE AND BOARD OVERSIGHT OF ENVIRONMENTAL, SOCIAL AND GOVERNANCE MATTERS

The charter of the Nominating and Corporate Governance Committee specifically includes as one of its responsibilities assisting the Board in fulfilling its oversight responsibilities relating to the Company’s policies and practices regarding environmental, social and governance (“ESG”) matters that are significant to the Company. An ESG update is on the agenda for each Nominating and Corporate Governance Committee meeting, and the Committee addresses specific matters as appropriate. Our other Board Committees also have oversight responsibility for ESG topics under their purview. The Executive Vice President, General Counsel and Chief Compliance Officer of the Company reports to the Audit Committee on both legal, ethics and compliance matters and environmental, health and safety matters at each Audit Committee meeting. The Organization and Compensation Committee has oversight of management succession, talent development and diversity, equity and inclusion efforts. The Audit Committee and the full Board are also directly engaged with ESG risk areas through our ERM program described above. Sustainability risks, including physical risks related to climate change and risks related to transitioning to a lower carbon economy, are assessed through the ERM program and reviewed with the Audit Committee and the Board, in accordance with the ERM process outlined above.

TEXTRON 2022 PROXY STATEMENT     15

CORPORATE RESPONSIBILITY AND SUSTAINABILITY

Textron is committed to being a responsible corporate citizen. Our corporate responsibility efforts include the following focus areas:

Working to decrease the environmental impact of our business activities throughout our operations through a carefully developed five-year plan: Achieve 2025
Under this plan, for the period from 2020-2025, we will focus on achieving the following goals:
•	Reduce greenhouse gas emission intensity by 20%;
•	Reduce energy use intensity by 10%;
•	Reduce water use intensity by 10%; and
•	Reduce waste generation intensity by 10%.
Enhancing workplace safety and the health and well-being of our employees
•	Our Global Environmental Health and Safety (EHS) Policies and Standards establish a management system framework, guided by an enterprise-wide EHS council, that includes goal setting, risk reduction, compliance auditing, and performance reporting throughout the enterprise.
•	Our Achieve 2025 plan includes a five year goal to reduce injury rates by 20%.
•	Performance to the injury rate reduction goal is reported to senior leadership and the Audit Committee of the Board.
Offering our employees opportunities to grow and develop their careers
•	Our talent development programs are designed to prepare our employees at all levels to take on new career and growth opportunities at Textron.
•	Leadership, professional and functional training courses are tailored for employees at each stage of their careers and include a mix of enterprise-wide and business unit-specific programs.
•	The current and future talent needs of each of our businesses are assessed annually through a formal talent review process which enables us to develop leadership succession plans and provide our employees with potential new career opportunities.
•	Leaders from functional areas within each business belong to enterprise-wide councils which review talent to enable us to match employees who are ready to assume significant leadership roles with opportunities that best fit their career paths, which may be in other businesses within the enterprise.
Working to increase the diversity of our workforce and supporting inclusive workplaces
•	Textron is committed to having a diverse workforce and inclusive workplaces throughout our global operations. We believe by employing highly talented, diverse employees, who feel valued, respected and are able to contribute fully, we will improve performance, innovation and collaboration and drive talent retention, all of which contribute to stronger business results and reinforce our reputation as leaders in our industries and communities.
•	For over a decade, Textron has allocated five percent of annual incentive compensation for management-level employees toward achievement of diversity goals. Currently, these goals are specifically focused on hiring diversity as described in the CD&A.
•	In order to increase our transparency around the diversity of our workforce and in response to requests by various shareholders, Textron recently posted its latest EEO-1 data on Textron.com and intends to continue to do so on an annual basis.

Each year we publish a Corporate Responsibility Report which highlights the actions we have taken during the past year in these and other environmental, social and governance focus areas. Beginning in 2022 with respect to the 2021 fiscal year, the Company plans to provide disclosure in alignment with the Task Force on Climate-Related Financial Disclosures and the Sustainability Accounting Standards Board reporting frameworks.

Our Corporate Responsibility Report is available on our website at Textron.com/CorpResponsibility/corporate-responsibility-report. Information in the Corporate Responsibility Report and on our website is not incorporated by reference into this Proxy Statement or considered to be part of this document.

16      TEXTRON 2022 PROXY STATEMENT

SHAREHOLDER OUTREACH

Textron is committed to robust shareholder engagement, and we conduct a regular shareholder outreach program each fall dedicated to corporate governance, executive compensation and corporate responsibility topics. In each of the past several years, we have contacted shareholders representing over 70% of our outstanding shares to hear their views and held an engagement call with each shareholder that accepted our invitation. Our core shareholder engagement team comprises senior members of our investor relations, corporate governance and executive compensation teams, supplemented by our Lead Director or Organization and Compensation Committee chair, as appropriate. These efforts are in addition to normal course outreach conducted by our Investor Relations team and members of senior management with shareholders, portfolio managers and analysts. We also meet with shareholders at investor conferences held throughout the year.

Over the past year, in addition to receiving shareholder feedback related to our executive compensation program, as described on page 35, we had robust discussions with shareholders around various ESG topics, including actions we are taking to reduce our carbon emissions and energy use, our efforts in connection with various human capital issues, such as increasing employee diversity and improving workplace safety, as well as various governance matters. In response to feedback and questions from a number of investors, Textron plans to provide disclosure in alignment with the Task Force on Climate-Related Financial Disclosures and the Sustainability Accounting Standards Board reporting frameworks, beginning in 2022 with respect to the 2021 fiscal year. In addition, as requested by a number of our shareholders, we have posted Textron’s EEO-1 employee diversity data on Textron.com.

SHAREHOLDER COMMUNICATIONS TO THE BOARD

Shareholders or other interested parties wishing to communicate with the Board of Directors, the Lead Director, the non-management directors as a group or with any individual director may do so by calling (866) 698-6655 (toll-free) or (401) 457-2269, writing to Board of Directors at Textron Inc., 40 Westminster Street, Providence, Rhode Island 02903, or by e-mail to textrondirectors@textron.com. The telephone numbers and addresses are also listed on the Textron website. All communications received via the above methods will be sent to the Board of Directors, the Lead Director, the non- management directors or the specified director.

DIRECTOR NOMINATIONS

Director candidates suggested by shareholders will be communicated to the Nominating and Corporate Governance Committee for consideration in the committee’s selection process. Shareholder-recommended candidates are evaluated using the same criteria used for other candidates. The committee also periodically retains a third-party search firm to assist in the identification and evaluation of candidates.

Textron’s By-Laws contain a provision which imposes certain requirements upon nominations for directors made by shareholders, including proxy access nominees, at the annual meeting of shareholders or a special meeting of shareholders at which directors are to be elected. Shareholders wishing to nominate an individual for director at the annual meeting must submit timely notice of nomination within the time limits described below, under the heading “Shareholder Proposals and Other Matters for 2023 Annual Meeting” on page 58, to the committee, c/o Textron’s Secretary, along with the information described in our By-Laws.

All candidates are evaluated against the Board’s needs and the criteria for membership to the Board set forth above. The committee must also take into account our By-Laws which provide, without provision for exemption, condition or waiver, that no person shall be elected a director who has attained the age of 75. In addition, the Corporate Governance Guidelines and Policies provide that a substantial majority of the Company’s directors must be independent under the standards of the New York Stock Exchange. All recommendations of nominees to the Board by the committee are made solely on the basis of merit.

COMPENSATION OF DIRECTORS

During 2021, for their service on the Board, non-employee directors were paid an annual cash retainer of $125,000 and, on the date of the 2021 Annual Meeting, were issued stock-settled restricted stock units (“RSUs”), valued at $145,000. The RSUs will vest in one year unless the director elects to defer settlement of the RSUs until the director’s separation from service on the Board. The annual cash retainer and the RSUs are prorated for directors who serve on the Board for a portion of the year.

Each member of the Audit Committee (including the chair) received an additional cash retainer of $15,000, and the chairs of the Audit Committee, the Nominating and Corporate Governance Committee and the Organization and Compensation Committee received, respectively, an additional $15,000, $15,000 and $20,000, and the Lead Director received an additional $35,000.

TEXTRON 2022 PROXY STATEMENT     17

For 2022, the additional retainer for the chair of the Nominating and Corporate Governance Committee has been increased to $20,000. In addition, Textron reimburses each director for his or her expenses in attending Board or committee meetings.

Textron maintains a Deferred Income Plan for Non-Employee Directors (the “Directors’ Deferred Income Plan”) under which they can defer all or part of their cash compensation until retirement from the Board. Deferrals are made either into an interest bearing account which bears interest at a monthly rate that is one-twelfth of the greater of 8% and the average for the month of the Moody’s Corporate Bond Yield Index, but in either case, not to exceed a monthly rate equal to 120% of the Applicable Federal Rate as provided under Section 1274(d) of the Internal Revenue Code, or into an account consisting of Textron stock units, which are equivalent in value to Textron common stock. Textron credits dividend equivalents to the stock unit account.

Textron sponsors a Directors Charitable Award Program that was closed to new participants in 2004. Under the program, Textron contributes up to $1,000,000 to the Textron Charitable Trust on behalf of each participating director upon his or her death, and the Trust donates 50% of that amount in accordance with the director’s recommendation among up to five charitable organizations. Textron currently maintains life insurance policies on the lives of the participating directors, the proceeds of which may be used to fund these contributions. The premiums on the policies insuring our current directors who participate in this program (Ms. Bader and Messrs. Clark and Gagné) have been fully paid so there were no expenditures associated with these policies during 2021. The directors do not receive any direct financial benefit from this program as the insurance proceeds and charitable deductions accrue solely to Textron. Non-employee directors also are eligible to participate in the Textron Matching Gift Program under which Textron will match contributions of directors and full-time employees to eligible charitable organizations at a 1:1 ratio up to a maximum of $7,500 per year.

Non-employee directors are eligible to receive awards granted under the Textron Inc. 2015 Long-Term Incentive Plan. In addition to the RSUs described above, our current directors received a one-time grant of 2,000 shares of restricted stock (the “Restricted Shares”) upon joining the Board. The Restricted Shares do not vest until the director has completed at least five years of Board service and all successive terms of Board service to which he or she is nominated and elected or in the event of death or disability or a change in control of Textron. At its December 2021 meeting, the Board eliminated this one-time stock grant for new directors joining the Board after 2021. This change was recommended by the Nominating and Corporate Governance Committee after its annual review of director compensation, in light of the annual grant of RSUs now made to our independent directors and to better align with current practice at similar companies.

None of our directors receive compensation for serving on the Board from any shareholder or other third party. Employee directors do not receive fees or other compensation for their service on the Board or its committees.

Director Compensation Table

The following table provides 2021 compensation information for our directors other than Mr. Donnelly, whose compensation is reported in the Summary Compensation Table on page 39.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)

Kathleen M. Bader	140,000	145,000		285,000
R. Kerry Clark	168,626	145,000	5,000	318,626
James T. Conway	140,000	145,000	8,500	290,000
Paul E. Gagné	151,154	145,000		296,154
Ralph D. Heath	140,000	145,000		285,000
Deborah Lee James	140,000	145,000	7,500	292,500
Lionel L. Nowell III	150,220	145,000	3,500	298,720
James L. Ziemer	145,000	145,000	7,500	297,500
Maria T. Zuber	125,000	145,000		270,000

(1)	The amounts in this column represent the grant date fair value of the RSUs issued to each of the directors on the date of the 2021 Annual Meeting.
(2)

The amounts in this column represent the amounts of matching contributions made by the Company on behalf of participating directors pursuant to the Textron Matching Gift Program. Amounts over $7,500 for an individual director were paid in 2021 to match gifts made in 2020.

18      TEXTRON 2022 PROXY STATEMENT

DIRECTOR STOCK OWNERSHIP REQUIREMENTS

In order to align the financial interests of our directors with the interests of our shareholders, we require that our directors maintain a specified level of stock ownership equal to eight times the portion of their annual retainer payable in cash. Toward this end, prior to 2020 we required all non-employee directors to defer a minimum of $135,000 of their annual retainer into the stock unit account of the Directors’ Deferred Income Plan and, beginning in 2020, each year on the date of our Annual Meeting, we issued RSUs to directors valued at $145,000. All directors currently meet the stock ownership requirement, which allows them to achieve the required level of ownership over time in the case of directors who have more recently joined the Board. We also have a stock retention policy restricting non-employee directors from transferring the Restricted Shares or the stock units credited under the Directors’ Deferred Income Plan while they serve on the Board. To the extent that directors do not defer settlement of their RSUs, they may not sell shares of common stock received upon vesting of RSUs unless the stock ownership requirement has been met.

ANTI-HEDGING AND PLEDGING POLICY

Our directors are prohibited from (i) pledging Textron securities as collateral for any loan or holding Textron securities in a margin account or (ii) engaging in short sales of Textron securities or transactions in publicly-traded options or derivative securities based on Textron’s securities.

CORPORATE GOVERNANCE GUIDELINES AND POLICIES

Textron’s Corporate Governance Guidelines and Policies, originally adopted in 1996 and most recently revised in February 2022, meet or exceed the listing standards adopted by the New York Stock Exchange and are posted on Textron’s website, www.textron.com, under “Investors—Corporate Governance—Corporate Governance Guidelines and Policies,” and are also available in print upon request to Textron’s Secretary.

CODE OF ETHICS

Textron’s Business Conduct Guidelines, originally adopted in 1979 and most recently revised in September 2010, are applicable to all employees of Textron, including the principal executive officer, the principal financial officer and the principal accounting officer. The Business Conduct Guidelines are also applicable to directors with respect to their responsibilities as members of the Board of Directors. The Business Conduct Guidelines are posted on Textron’s website, www.textron.com, under “Corporate Responsibility—Ethics and Compliance--Textron’s Business Conduct Guidelines,” and are also available in print upon request to Textron’s Secretary. We intend to post on our website, at the address specified above, any amendments to the Business Conduct Guidelines or the grant of a waiver from a provision of the Business Conduct Guidelines requiring disclosure under applicable Securities and Exchange Commission rules within four business days following the date of the amendment or waiver.

TEXTRON 2022 PROXY STATEMENT     19

SECURITY OWNERSHIP

The following table sets forth information regarding the beneficial ownership of our common stock as of January 1, 2022, unless otherwise noted, by:

●	Each person or group known by us to own beneficially more than 5% of our common stock;
●	Each of our directors;
●	Each of our named executive officers, as defined under Securities and Exchange Commission rules (“NEOs”); and
●	All of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes any shares over which a person exercises sole or shared voting or investment power. Shares of common stock subject to options that are exercisable, or restricted stock units that will vest, within 60 days of January 1, 2022, and shares held for the executive officers by the trustee under the Textron Savings Plan, are considered outstanding and beneficially owned by the person holding the option or unit or participating in the Plan but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Each shareholder listed below has sole voting and investment power with respect to the shares beneficially owned, except in those cases in which the voting or investment power is shared with the trustee or as otherwise noted.

Directors and Executive Officers	Number of Shares of Common Stock		Percent of Class

Kathleen M. Bader	6,830	(1)	*
R. Kerry Clark	11,830	(1)	*
Frank T. Connor	641,995	(2)(3)	*
James T. Conway	6,872	(1)	*
Scott C. Donnelly	2,271,467	(2)(3)	1.0%
Julie G. Duffy	102,672	(2)(3)	*
Paul E. Gagné	10,104	(1)	*
Ralph D. Heath	6,830	(1)	*
Deborah Lee James	6,845	(1)	*
E. Robert Lupone	274,077	(2)(3)	*
Lionel L. Nowell III	6,833	(1)	*
James L. Ziemer	6,990	(1)	*
Maria T. Zuber	6,850	(1)	*
All current directors and executive officers as a group (13 persons)	3,360,195		1.5%
Beneficial Holders of More than 5%
BlackRock, Inc.(4)	15,719,446		7.2%
T. Rowe Price Associates, Inc.(5)	34,357,036		15.8%
The Vanguard Group, Inc.(6)	23,325,594		10.8%

*	Less than 1% of the outstanding shares of common stock.
(1)	Excludes (i) stock units held by our non-employee directors under the Directors Deferred Income Plan that are paid in cash following termination of service as a director, based upon the value of Textron common stock, as follows: Ms. Bader, 65,057 shares; Mr. Clark, 83,876 shares; Mr. Conway, 28,302 shares; Mr. Gagné,113,573 shares; Mr. Heath, 13,313 shares; Ms. James, 7,428 shares; Mr. Nowell, 5,167 shares; Mr. Ziemer, 82,296 shares; and Ms. Zuber, 11,747 shares and (ii) for each director, 2,349 unvested RSUs payable in stock, not obtainable within 60 days of January 1, 2022.
(2)	Includes the following shares obtainable within 60 days of January 1, 2022, as follows: (i) upon the exercise of stock options: Mr. Connor, 516,685 shares; Mr. Donnelly, 1,777,103 shares; Ms. Duffy, 75,684 shares; Mr. Lupone, 199,255 shares and (ii) upon the vesting of RSUs: Mr. Connor, 17,796 shares; Mr. Donnelly, 61,328 shares; Ms. Duffy, 3,909 shares; Mr. Lupone, 7,830 shares; and all directors and executive officers as of 2021 year-end as a group, 2,659,590 shares.

20      TEXTRON 2022 PROXY STATEMENT

(3)	Excludes (i) stock units held under non-qualified deferred compensation plans that are paid in cash, based upon the value of Textron common stock, as follows: Mr. Connor, 9,615 shares; Mr. Donnelly, 15,587 shares; Ms. Duffy, 1,435 shares; and Mr. Lupone, 5,087 shares; (ii) unvested RSUs payable in stock, not obtainable within 60 days of January 1, 2021, as follows: Mr. Connor, 53,772 shares; Mr. Donnelly, 182,666 shares; Ms. Duffy, 16,848 shares; and Mr. Lupone, 23,452 shares; and (iii) unvested PSUs payable in cash when earned based upon the value of Textron common stock, as follows: Mr. Connor, 69,563 shares; Mr. Donnelly, 235,917 shares; Ms. Duffy, 22,925 shares; and Mr. Lupone, 30,417 shares.
(4)	Based on information disclosed in Amendment No. 7 to Schedule 13G filed by BlackRock, Inc. on February 1, 2022. According to this filing, as of December 31, 2021, BlackRock, Inc., through its various entities, beneficially owns these shares and has sole power to dispose of or direct the disposition of all of these shares and sole power to vote or direct the voting of 14,484,414 of these shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055. During 2021, BlackRock acted as an investment manager for certain assets within Textron’s pension plans and employee savings plans. BlackRock received approximately $1.9 million in fees for these services.
(5)	Based on information disclosed in Amendment No. 12 to Schedule 13G filed by T. Rowe Price Associates, Inc. and T. Rowe Price Mid-cap Growth Fund, Inc. on February 14, 2022. According to this filing, as of December 31, 2021, T. Rowe Price Associates, Inc., in its capacity as investment adviser for various individual and institutional investors, is deemed to beneficially own these shares as to which it has sole dispositive power and, with respect to 14,378,145 of these shares, sole voting power. The filing indicates that T. Rowe Price Mid-cap Growth Fund, Inc. beneficially owns and has sole voting power with respect to 11,617,200 of these shares. T. Rowe Price Associates, Inc. expressly disclaims beneficial ownership. The address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.
(6)	Based on information disclosed in Amendment No. 11 to Schedule 13G filed by The Vanguard Group, Inc. on February 10, 2022. According to this filing, as of December 31, 2021, The Vanguard Group, Inc. beneficially owns these shares and has sole power to dispose of or direct the disposition of 22,463,938 of these shares, shared power to dispose of or direct the disposition of 861,656 of these shares, sole power to vote or direct the voting of none of these shares and shared power to vote or direct the voting of 330,220 of these shares. The address for The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355. During 2021, Vanguard acted as an investment manager for certain assets within Textron’s pension plans and employee savings plans. Vanguard received approximately $1.2 million in fees for these services.

TEXTRON 2022 PROXY STATEMENT     21

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors has furnished the following report on its activities:

The committee reviewed and discussed the audited consolidated financial statements and the related schedule in the Annual Report referred to below with management. The committee also reviewed with management and the independent registered public accounting firm (the “independent auditors”) the reasonableness of significant judgments, including critical audit matters, and the clarity of disclosures in the financial statements, the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the committee by applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission. In addition, the committee discussed with the independent auditors the auditors’ independence from management and the Company. This discussion included the matters in the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communication with the audit committee concerning independence and considered the possible effect of non- audit services on the auditors’ independence.

The committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits and met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, including internal controls over financial reporting, and the overall quality of the Company’s financial reporting. The committee also reviewed the Company’s compliance program. Seven committee meetings were held during the year.

In reliance on the reviews and discussions referred to above, the committee recommended to the Board of Directors that the audited consolidated financial statements and the related schedule be included in the Annual Report on Form 10-K for the fiscal year ended January 1, 2022, to be filed with the Securities and Exchange Commission. The committee also reported to the Board that it had selected Ernst & Young LLP as the Company’s independent auditors for 2022 and recommended that this selection be submitted to the shareholders for ratification. In determining whether to reappoint Ernst & Young LLP as the Company’s independent auditor, the committee took into consideration a number of factors, including the quality of the committee’s ongoing discussions with Ernst & Young LLP and an assessment of the professional qualifications and past performance of the lead audit partner and Ernst & Young LLP.

LIONEL L. NOWELL III, CHAIR
KATHLEEN M. BADER
KERRY CLARK
PAUL E. GAGNÉ
RALPH D. HEATH
DEBORAH LEE JAMES

22      TEXTRON 2022 PROXY STATEMENT

COMPENSATION COMMITTEE REPORT

The Organization and Compensation Committee of the Board of Directors has furnished the following report:

The Committee reviewed the Compensation Discussion and Analysis to be included in Textron’s 2022 Proxy Statement and discussed that Analysis with management.

Based on its review and discussions with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Textron’s 2022 Proxy Statement and Textron’s Annual Report on Form 10-K for the fiscal year ended January 1, 2022.

This report is submitted by the Organization and Compensation Committee.

JAMES L. ZIEMER, CHAIR
PAUL E. GAGNÉ
RALPH D. HEATH
MARIA T. ZUBER

TEXTRON 2022 PROXY STATEMENT     23

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

Key 2021 Performance Highlights

In 2021, Textron's revenues increased 6% and segment profit increased 51%, compared with 2020, reflecting higher volume and pricing, along with performance improvements. Higher earnings and working capital improvements during the year resulted in a year-over-year increase of $636 million in net cash flows from operating activities from our manufacturing businesses. While most of our commercial businesses have not yet returned to 2019 pre-pandemic levels, we experienced a rebound in customer demand in these businesses during 2021. Customer demand for our Textron Aviation aircraft products, in particular, increased throughout the year, enabling the business to return to a more normalized and efficient manufacturing cadence, and resulted in a $2.5 billion, 157%, increase in backlog. During the year, we have been impacted by ongoing pandemic-related global supply chain shortages and delays, as well as inflation, primarily in the Industrial segment, and we continue to manage through these challenges.

Key financial highlights for 2021 include:

●	Generated $1.5 billion of net cash from operating activities from our manufacturing businesses.
●	Improved our ratio of debt, net of cash and equivalents, to capital to 16%, compared to 21% in the prior year.
●	Invested $619 million in research and development projects and $375 million in capital expenditures.
●	Returned $921 million to our shareholders through repurchasing 13.5 million shares of our common stock.

Business highlights for 2021 include:

●	Textron Aviation's new Cessna SkyCourier twin-engine, large-utility turboprop by year-end had completed a total of more than 2,100 hours of flight test activity, and certification and first deliveries are anticipated in the first half of 2022. The Beechcraft Denali, our new single-engine turboprop in development, began its test flight program with a milestone first flight in November. The Denali is powered by the new GE Aviation Catalyst engine, a more sustainable engine that burns up to 20 percent less fuel than older turboprop engines.
●	In 2021, the Bell V-280 Valor continued to demonstrate its outstanding capabilities to the U.S. Army as it transitioned to the second and final phase of the Future Long Range Assault Aircraft (FLRAA) program. The down-select and award on the FLRAA program is expected in 2022. We also continued the build and testing of the Bell 360 Invictus competitive prototype for the Future Attack Reconnaissance Aircraft (FARA) program.

24      TEXTRON 2022 PROXY STATEMENT

●	Textron Systems won a contract award with the U.S. Army which upgraded our existing Shadow® Tactical Unmanned Aircraft System (TUAS) to the Block III configuration. Our Common Unmanned Surface Vehicle (CUSV®) demonstrated its survivability by successfully completing underwater explosion shock testing. Textron Systems and Howe & Howe advanced the Robotic Combat Vehicle-Medium program with the delivery of four RIPSAW® M5 Vehicles and a fifth all-electric version of the RIPSAW M5.
●	Textron Specialized Vehicles expanded the use of Lithium-ion battery technology to power its products, including the E-Z-GO Liberty, the industry's first vehicle with four forward-facing seats in a compact, golf-car-sized footprint, and Textron GSE's new TUG 660 Li belt loader, with quiet, energy-efficient and low-cost operation for our airline and air-freight customers. Kautex won new contracts with automotive OEM customers, successfully securing eight contract awards for its hybrid electric fuel systems.

Overview of 2021 Executive Compensation Decisions and Results

Key compensation decisions and results for 2021 include the following:

●	2021 Base Salaries: The Committee determined not to increase 2021 base salaries for Messrs. Donnelly and Connor and to provide an increase of $25,000 each for Mr. Lupone and Ms. Duffy based on consideration of market benchmarking and 2020 financial results.
●	2021 Target Incentive Compensation: Annual and long-term incentive compensation as a percentage of base salary were not increased for any of the named executive officers, so target incentive dollar amounts for Mr. Lupone and Ms. Duffy increased only as a result of their base salary increases.
●	2021 Long-Term Incentive Awards: Maintained the allocation first instituted in 2020 of 50% PSUs, 25% stock options, and 25% RSUs, in light of general shareholder support for this structure.
●	2021 Short-Term Incentive Results: The calculated payout for 2021 was 196.3% of target. This reflects performance at or near maximum for the annual incentive compensation program's key financial goals of profitability and cash flow, as well as above-target performance for our hiring diversity goal. These results are well-aligned with the key performance highlights discussed above and recognize management's success in navigating through significant operating volatility and uncertainty in 2021.
●	2019-2021 Long-Term Incentive Results: The calculated payout for the 2019-2021 PSU award was 95.3%, which reflects the average of results on the profitability and cash flow goals set annually during the performance period: 2021 was above target, 2020 was well below target due to pandemic impacts, and 2019 was near target. The Committee used its discretion to reduce the final payout by 15%, based on Textron's three-year relative TSR performance compared to the 2019 performance peer group. The final payout was 81.0% of the original award, which reflects the negative impacts of the pandemic over the three-year period.

Executive Compensation Highlights

The following summarizes key aspects of our executive compensation program:

Practices we employ	•	Annual shareholder engagement program includes discussion of executive compensation with Board involvement in both shareholder calls and consideration of feedback received
•	Pay for performance—substantial portion of executives’ compensation tied to Company performance against pre-established goals set by the Committee
•	Fifty percent (50%) of long-term incentive awards subject to performance-based metrics to closely align with long-term company performance
•	Pay aligned with shareholder interests—substantial portion of executives’ target compensation, including more than 75% of CEO’s target compensation, is in the form of equity-based long-term incentives

•	Annual incentive compensation includes hiring diversity performance goal

TEXTRON 2022 PROXY STATEMENT     25

•	Caps on annual incentive compensation and performance share unit payouts
•	Double-trigger change in control provisions for equity awards and severance arrangements
•	Clawback policy applies to all annual and long-term incentive compensation
•	Committee annually conducts a pay-for-performance analysis based on operating and stock performance metrics used in our annual and long-term incentive awards

•	Committee annually reviews the composition of a talent peer group which is referenced for benchmarking our executives’ compensation and makes changes as appropriate
•	Committee annually reviews compensation data against the talent peer group in order to understand the competitiveness of our compensation program and pay levels
•	Committee reviews and evaluates plans for management development, succession and diversity
•	Committee annually reviews a compensation-related risk assessment with assistance from its independent compensation consultant

•	Robust share ownership requirements

Practices we prohibit	•	No single-trigger vesting of long-term incentive awards upon a change in control of the Company
•	No tax gross-ups for officers hired after 2008
•	No employment contracts guaranteeing fixed-term employment or bonuses to executives and no individually negotiated termination protection since 2008

•	No excessive executive perquisites
•	No hedging or pledging Textron securities
•	No repricing or exchanging stock options without shareholder approval

Compensation Philosophy

Textron’s compensation philosophy is to establish target total pay with reference to a talent peer group median and to tie a substantial portion of our executives’ compensation to performance against objective business goals and stock price performance. This approach helps us to recruit and retain talented executives, incentivizes our executives to achieve desired business goals and aligns their interests with the interests of our shareholders.

2021 Compensation Program Components

Total pay for Textron’s executives consists of base salary, annual incentive compensation and long-term incentive compensation. Our annual incentive compensation is designed to reward performance against annual business goals established by the Committee at the beginning of each year and is payable in cash.

The long-term incentive compensation program is directly linked to stock price through three award types: performance share units (“PSUs”), restricted stock units (“RSUs”) and stock options. PSUs issued in 2021 represent 50% of long-term incentives awarded to our NEOs and will be earned based on performance against financial metrics set by the Committee as well as based on relative total shareholder return (“TSR”) compared to the S&P 500, all measured over a three-year performance period. The three-year financial metrics for 2021 long-term incentive compensation are Average Return on Invested Capital, weighted at 50%, and Cumulative Manufacturing Cash Flow, weighted at 30%, with relative TSR weighted at 20%. PSUs are payable in cash based upon our stock price at the end of the performance cycle.

26      TEXTRON 2022 PROXY STATEMENT

Our annual and long-term incentive compensation programs for 2021 are summarized in the following table:

Componentward Type Description At-Risk Compensation Annual Incentive o Target value and performance goals are set in the first quarter of each year o Enterprise-wide performance goals are determined by aggregating the goals for each of our business units which are set to focus the businesses primarily on generating profitability and cash flow, consistent with expected market conditions o Percentage earned (0% to 200%) is determined after the end of the fiscal year based upon the achievement of performance goals o Payout is subject to discretion based on the Committee's and Board's judgment Long-Term Incentive Performance Share Units 50% o Represent cash value of one share of common stock o Span a three-year performance period with vesting at the end of the third fiscal year o Percentage earned (0% to 200%) is based upon the achievement of performance goals set by the Committee at the beginning of the three-year performance period o Relative TSR benchmarked against the S&P 500 is used as one of the performance metrics in order to maintain focus on stock performance as a relative measure of company performance while improving program clarity o Incentivize achievement of Company performance goals over a sustained period in order to build shareholder value Restricted Stock Units 25% o Represent the right to receive one share of common stock upon vesting o Vest in full on the third anniversary of the grant date o Final value depends on the change in stock price over the vesting period o The Committee believes that RSUs help to retain executives because RSUs, unlike stock options, have value upon vesting even in a declining market Stock Options 25% o Provide value only if the stock price goes up during the 10-year term of the option, resulting in a direct incentive to increase Textron's stock price o Vest ratably over three years on each anniversary of the grant date

OVERVIEW AND OBJECTIVES OF EXECUTIVE COMPENSATION PROGRAM

The objectives of Textron’s compensation program for executive officers are:

•	Encouraging world class performance
•	Focusing executives on delivering balanced performance by providing (i) both cash and equity incentives and (ii) both annual and long-term incentives

•	Aligning executive compensation with shareholder value
•	Attracting and retaining high-performing talent

TEXTRON 2022 PROXY STATEMENT     27

To achieve these objectives, the Committee uses the following five guidelines for designing and implementing executive compensation programs at Textron:

1	Target total pay should be set in reference to the median target total pay of a talent peer group
2	Incentive compensation payout should be higher than target compensation when Textron performs well and lower if Textron underperforms
3	Performance goals should align interests of executives with long-term interests of shareholders
4	Compensation programs should not incentivize executives to conduct business in ways which could put the Company at undue risk
5	Indirect compensation should provide the same level of benefits given to other salaried employees

TARGET PAY

How Does the Committee Establish Target Pay?

Target total pay consists of three components: (i) base salary, (ii) target annual incentive compensation and (iii) target long- term incentive compensation. In establishing target pay, the Committee addresses each component with reference to a talent peer group median and makes its determinations based on individual responsibilities, complexity of position versus that of the market benchmarks, performance, experience and future potential. The target incentive compensation components are established as a percentage of base salary, varying for each NEO. The objectives of the three components are as follows:

Component Objective Base Salary o Provide market-competitive fixed pay reflective of an executive's responsibilities, position, experience and performance At-Risk Compensation Target Annual Incentive o Focus executives on executing the Company's short-term business goals Target Long-Term Incentive o Align executive compensation with increasing long-term shareholder value

How Does the Committee Select the Talent Peer Group?

The Committee references a “talent” peer group of companies, recommended by its independent compensation consultant and approved by the Committee, as part of its process in establishing target pay for each NEO. The compensation consultant advised the Committee that revenue/market capitalization and industry/business fit are the most important factors in establishing this group of companies to provide appropriate references for target pay levels, followed by global reach and peer similarity, as well as availability of compensation data. Primary selection criteria for the talent peer group used to set 2021 compensation included:

•	Companies that are headquartered in the U.S. and publicly-traded on a major exchange, with some exposure to international markets
•	Revenue within a range of approximately 0.40X to 2.50X of Textron’s revenues
•	Market capitalization range of approximately 0.25X to 4.00X of Textron’s market capitalization
•	Preference for aerospace and defense-focused companies, but companies in other relevant industries were also considered

28      TEXTRON 2022 PROXY STATEMENT

The table below lists the 2020 talent peer group companies and Textron showing fiscal 2019 revenues. The 2020 talent peer group was referenced in setting target pay for 2021.

2020 Talent Peer Group

Company Name	Industry	2019 Revenue ($ in billions)

General Dynamics Corporation	Aerospace and Defense	$39.4
Honeywell International Inc.	Industrial Conglomerates	36.7
Northrop Grumman Corporation	Aerospace and Defense	33.8
Eaton Corporation Plc	Electrical Equipment	21.4
Lear Corporation	Auto Components	19.8
Emerson Electric Co.	Electrical Equipment	18.4
The Goodyear Tire & Rubber Company	Auto Components	14.7
Parker-Hannifin Corporation	Machinery	14.3
Illinois Tool Works Inc.	Machinery	14.1
BorgWarner Inc.	Auto Components	10.2
Oshkosh Corporation	Machinery	8.4
Spirit AeroSystems Holdings, Inc.	Aerospace and Defense	7.9
L3Harris Technologies, Inc.	Aerospace and Defense	6.8
Rockwell Automation Inc.	Electrical Equipment	6.7
KBR, Inc.	Technology/Engineering	5.6
Terex Corporation	Machinery	4.4

($ in billions)

$20.2		$14.2		$7.6
75th Percentile		Median		25th Percentile

	$13.6		46%
	Textron Inc.		Textron Percentile Rank

TEXTRON 2022 PROXY STATEMENT     29

How did the Committee Make 2021 Target Pay Decisions?

Prior to making decisions on compensation, the Committee reviewed the following items:

•	Compensation data for each NEO
•	A detailed compensation benchmarking study comparing each NEO’s current target compensation by component and in total to the market median of the talent peer group

•	Potential share-derived wealth and share ownership information for each NEO

Additionally, the CEO provided input to the Committee regarding compensation decisions for NEOs other than himself, including his assessment of each individual’s responsibilities and performance, the complexity of their position against market benchmarks, their experience and future potential. In approving 2021 target pay, the Committee considered the CEO’s input and made its own assessment of competitive pay and performance.

The Committee’s philosophy has been to provide target total direct compensation for our CEO at levels generally competitive with market median, taking into consideration Mr. Donnelly’s longer tenure and leadership contributions. In addition, the Committee has placed greater emphasis on increases in long-term incentive compensation, which is tied to the Company’s stock price performance and, with respect to PSUs, is heavily performance-based, in order to align Mr. Donnelly’s interests with our shareholders’ interests. This approach has resulted in a pay mix that is in close alignment with talent peer company practices which also emphasize incentive pay.

After considering the Company’s 2020 financial results and the benchmarking study, the Committee determined not to increase 2021 compensation for Messrs. Donnelly or Connor and to provide base salary increases of $25,000 for each of Mr. Lupone and Ms. Duffy. Annual and long-term incentives as a percentage of base salary were not increased for any of the named executive officers, so target incentive dollar amounts for Mr. Lupone and Ms. Duffy increased only as a result of their base salary increases.

What is the Target Pay and Pay Mix for Our Executives?

The following table shows 2021 target total pay, along with the target for each component of target total pay, for Textron’s NEOs as established by the Committee at its January 2021 meeting. Target direct compensation for our CEO and CFO was not increased for the second year in a row, remaining at 2019 levels. Mr. Lupone and Ms. Duffy’s target compensation was increased by 3% and 4%, respectively. consistent with the competitive range of the talent peer group companies and with Textron’s merit increase levels for the broader employee population.

			At-Risk Compensation

Name	Position	Base Salary	Target Annual Incentive	Target Long-Term Incentive	Target Total Pay	% Increase Over 2020

Scott C. Donnelly	CEO	$1,236,000	$1,854,000 (150% of salary)	$11,022,000 (892% of salary)	$14,112,000	0%

Frank T. Connor	CFO	1,000,000	1,000,000 (100% of salary)	3,250,000 (325% of salary)	5,250,000	0%

E. Robert Lupone	General Counsel	825,000	619,000 (75% of salary)	1,444,000 (175% of salary)	2,888,000	3%

Julie G. Duffy	EVP, HR	625,000	469,000 (75% of salary)	1,094,000 (175% of salary)	2,188,000	4%

30      TEXTRON 2022 PROXY STATEMENT

	CEO Target Pay Mix	NEO Target Pay Mix (Excluding CEO)
Approximately 91% of our CEO’s pay mix and on average approximately 76% of our other NEOs’ pay mix is tied to Company performance, including stock price performance (“at-risk”).

2021 INCENTIVE COMPENSATION TARGETS, PAYOUTS AND PERFORMANCE ANALYSIS

Setting Targets for 2021 Performance Goals

Performance goals for the 2021 annual incentive compensation program, consistent with the prior year, focused on profitability, cash flow and hiring diversity. The profitability target focused executives on delivery of segment profit in each of our segments. The cash flow target focused executives on improving operational efficiency and sustaining the strength of the balance sheet. The hiring diversity performance goal focused executives on increasing hiring of diverse employees (defined as employees who identify as female or diverse based on race or ethnicity).

The Committee relies on Textron’s Annual Operating Plan (“AOP”) in setting performance goals for annual incentive compensation. The AOP, which is prepared toward the end of each fiscal year for the following fiscal year, includes financial plans and targets and key assumptions for each segment. At its December meeting, the Board of Directors reviews and approves the AOP, subject to adjustment for certain year-end items. The Committee approves targets for the performance goals included in Textron’s incentive compensation programs in January based upon the finalized AOP. In preparing the 2021 AOP, management assumed that, coming out of the 2020 pandemic year, there would be continued, but moderate, market recovery throughout the year compared to the significant downturn experienced in 2020.

During 2020, in reaction to the impacts of the pandemic on many of our markets, our businesses were very focused on liquidity and working capital efficiency, including reducing their inventory levels. With moderate business growth anticipated for 2021 and limited additional opportunities to further improve working capital efficiency in the short term, the 2021 AOP provided for increased working capital investment as well as an increase in capital expenditures to support new contract awards and new product programs compared to the amount of such expenditures made in 2020. In addition, more investment in research and development in support of new product development was planned compared to the amount invested in the prior year. The Committee also considered that the net operating profit target in the 2021 AOP was set almost 20% above the prior year actual results. Based on these factors, the Committee approved net operating profit and cash flow targets that, although lower than the targets the Committee set for 2020 (which were set before the impacts of the COVID-19 pandemic could be taken into account), were considered to be challenging for the highly uncertain business environment anticipated by management at the time that the targets were established.

Annual Incentive Compensation Payouts and Performance Analysis

As described in Key 2021 Performance Highlights on page 24, Textron’s 2021 performance exceeded expectations, resulting in performance significantly above target for both the profitability and cash flow goals and above target for the hiring diversity goal. The formula for determining the 2021 annual incentive compensation payouts for executive officers and the resulting percentage earned are detailed below:

TEXTRON 2022 PROXY STATEMENT     31

2021 Annual Incentive Compensation Calculation
($ in millions)

Financial Metric	Threshold Performance	Target Performance	Maximum Performance	Actual Performance	Component Weighting	Component Payout
Enterprise NOP	$611	$895	$1,136	$1,134	60%	119.45%
Manufacturing Cashflow	$183	$403	$ 623	$1,149	35%	70%
Hiring Diversity Performance	33.4%	43.4%	53.4%	47.1%	5%	6.85%
Total Earned						196.3%

(1)	“Enterprise NOP” means our total “Segment profit” as reported in our annual report on Form 10-K. For 2021, segment profit for the manufacturing segments excludes interest expense, certain corporate expenses, gains/losses on major business dispositions and special charges. The measurement for the Finance segment includes interest income and expense along with intercompany interest income and expense.
(2)	“Manufacturing Cash Flow” means “Manufacturing cash flow before pension contributions” (a non-GAAP measure) as reported in our quarterly earnings releases. For 2021, net cash provided by operating activities of continuing operations (the GAAP measure) has been adjusted for capital expenditures, contributions to our pension plans and proceeds from the sale of property, plant and equipment.
(3)	“Hiring Diversity Performance” represents the percentage of full-time U.S. salaried newly-hired employees who identify as female or diverse based on race or ethnicity.

Annual incentive compensation targets and payouts for 2019, 2020 and 2021 for each NEO are shown below:

Annual Incentive Compensation Targets and Payouts

		2019		2020		2021

Name	Position	Target	Payout	Target	Payout	Target	Payout

Scott C. Donnelly	CEO	$ 1,854,000	$1,737,000	$1,854,000	$ 744,000	$1,854,000	$ 3,639,000
Frank T. Connor	CFO	$ 1,000,000	$ 937,000	$1,000,000	$ 652,000	$1,000,000	$ 1,963,000
E. Robert Lupone	General Counsel	$ 600,000	$ 562,000	$ 600,000	$ 391,000	$ 619,000	$ 1,215,000
Julie G. Duffy	EVP, HR	$ 412,500	$ 387,000	$ 450,000	$ 293,000	$ 469,000	$ 920,000

Prior Year Performance Analysis

As it does each year, the Committee conducted a comparative analysis of the annual incentive compensation paid to Textron’s CEO in 2021, with respect to 2020, compared to Textron’s year-over-year operating performance for that year, relative to the annual incentive compensation paid to the talent peer companies’ CEOs compared to the year-over-year operating performance of the peer group companies. While exactly comparable data was not available for all peer companies, indicative comparisons were made using publicly-reported GAAP operating cash flows and pre-tax earnings from continuing operations. The Committee’s comparative analysis confirmed the strong correlation between Textron’s annual incentive compensation payouts and its performance relative to the talent peer companies.

32      TEXTRON 2022 PROXY STATEMENT

Long-Term Incentive Compensation Payouts and Performance Analysis

Performance Share Units

Payouts for the 2019-2021 PSU cycle were based upon performance for each of the annual periods within the 2019-2021 cycle against performance goals set for three one-year performance periods, weighted equally, subject to a TSR modifier that can decrease, but not increase, the final payout up to 40%, based on the relative ranking of Textron’s three-year TSR performance compared to that of our 2019 performance peers (as set forth in our 2020 proxy statement) and the Committee’s discretion. As discussed above, beginning with PSUs granted in 2020, we redesigned our PSU awards to be based on three- year performance goals established at the time that the awards are granted.

The performance achieved against the threshold, target and maximum payouts for the 2019-2021 PSU cycle, and the resulting percentage earned by the executive officers after application of the TSR modifier, are detailed below:

2019–2021 Performance Share Unit Calculation
($ in millions)

Threshold 50% Payout Target 100% Payout Maximum 150% Payout Component Component Enterprise NOP Manufacturing Cash Flow $868 $277 Actual: $1,270 $1,372 Actual: $642 $600 $1,692 $924 60% 40% 53.9% 42.6% Total 96.5% Enterprise NOP Manufacturing Cash Flow Actual: $751 60% 40% 0.0% 39.6% 39.6% Enterprise NOP Manufacturing Cash Flow 60% 40% 89.7% 60.0% 149.7%

*The performance metrics for 2021 are described in more detail in the 2021 Annual Incentive Compensation Calculation chart on page 32 and for previous years are described in the proxy statement for the applicable year. Payouts are made in cash and could range from 0% to 150% of target based on performance.

95.3%	-15%	81.0%

Units Earned as % of Original Award	TSR Modifier applied by O&C Committee	Final Payout as % of Original Award

The calculated payout for the 2019-2021 PSU award was 95.3%, which reflects the average of results for the performance period: 2021 was above target, 2020 was well below target due to pandemic impacts, and 2019 was near target. The Committee used its discretion to reduce the final payout by 15%, based on Textron’s three-year relative TSR performance which was just above the median of the 2019 performance peer group. The final payout was 81.0% of the original award (95.3% x (100%-15%) = 81%), which recognizes the negative impacts of the pandemic over the three-year period.

TEXTRON 2022 PROXY STATEMENT     33

Two measures impact the value of PSU cash payouts: (i) the number of units earned is based on Textron’s performance against operating metrics and may be adjusted downward (but not upward), based upon the relative ranking of the Company’s three- year TSR performance compared to the TSR performance of its performance peer companies and the Committee’s discretion and (ii) the value of each unit earned is based on Textron’s stock price at the end of the performance cycle. To validate that the Company’s PSU awards link pay to performance, the Committee evaluated the PSU payouts on the basis of both relative performance (TSR performance vs. 2019 performance peer group companies) and absolute performance (change in stock price) and concluded that the payouts were appropriately linked to Textron’s overall performance.

The table below shows the PSU awards granted in 2019 and the cash payout received by each executive in terms of both units and value.

2019–2021 Performance Share Unit Payouts

		2019–2021 Units		2019–2021 Value

Name	Position	Units Granted	Units Paid	Grant Date Value	Payout Value

Scott C. Donnelly	CEO	117,480	95,165	$6,394,436	$7,321,043
Frank T. Connor	CFO	34,640	28,060	$1,885,455	$2,158,656
E. Robert Lupone	General Counsel	14,922	12,088	$812,204	$929,930
Julie G. Duffy	EVP, HR	10,259	8,310	$558,397	$639,288

As shown in the table above, the payout values of the 2019–2021 awards were somewhat above the grant date values of the awards due to an increase in stock price of 41.3% over the three-year period. As a result, the value of the PSUs at settlement was 114.5% of their grant date target value.

The chart below shows in greater detail our CEO’s 2019–2021 cycle PSU award from grant date value, as adjusted by the Company’s performance against the goals set by the Committee and as adjusted for the TSR modifier, to realized value (final payout value), reflecting the change in Textron’s stock price during the performance period.

CEO’s 2019–2021 PSU Award Value

$8,000,000 $7,000,000 $6,000,000 $5,000,000 $4,000,000 $3,000,000 $2,000,000 100.0% 95.3% 81.0% 114.5% Re?ects performance adjustment, TSR modi?er and stock price increase of 41.3% $1,000,000 $0 Grant Date Award Value Value After Performance Adjustment

34      TEXTRON 2022 PROXY STATEMENT

Restricted Stock Units and Stock Options

In addition to PSUs, the Company’s long-term incentive compensation program consists of RSUs and stock options.

The ultimate value of these awards to the executives, upon the vesting of RSUs or the exercise of stock options, is directly based upon Textron’s stock price at the time of vesting or exercise. For the value realized by the executives upon the vesting or exercise of these awards, see Option Exercises and Stock Vested in Fiscal 2021 on page 43.

2021 Say-on-Pay Advisory Vote on Executive Compensation and 2021 Shareholder Outreach

Executive compensation decisions at Textron are made by the Committee. One of the guiding objectives of Textron’s compensation program, as established by the Committee, is to align executive compensation with shareholder value creation. Therefore, the Board and the Committee carefully consider the full range of shareholder feedback and vote outcomes from our Annual Meeting each year. At our 2021 Annual Meeting, approximately 70% of our shareholders approved our advisory say-on-pay vote on 2020 executive compensation, an improvement over the previous year, but not at a level satisfactory to the Committee.

Prior to the 2021 Annual Meeting and as part of our shareholder outreach in Fall of 2021, we made significant efforts to engage with our institutional shareholders to hear their views on our compensation program, as well as to discuss environmental, social and governance (“ESG”) matters. Our outreach team included the Chair of the Committee (who participated in over 70% of our engagement calls), our General Counsel, our Executive Vice President, Human Resources, our Vice President of Investor Relations, our Executive Director, Environmental, Health & Safety and Sustainability, our Senior Executive Counsel and our Director of Sustainability.

During 2021, we reached out to most of our 100 largest institutional shareholders representing approximately 80% of our outstanding shares to offer an engagement call with our team, and representatives of institutional shareholders representing approximately 45% of our institutional ownership and 37% of our outstanding shares, participated in engagement calls with us.

Scope of 2021 Shareholder Engagement

We received valuable feedback on our executive compensation program during our engagement calls, all of which was communicated to the Committee and to our full Board on a regular basis throughout the process. The following chart summarizes the feedback from shareholders who voted against our say-on-pay proposal and management and the Committee’s perspective on the feedback:

TEXTRON 2022 PROXY STATEMENT     35

What We Heard	Our Perspective

Most shareholders supported the Committee’s decision to grant 50% of LTIC in the form of PSUs, which was implemented in 2020, but a few would prefer an even greater percentage of PSUs since they don’t consider stock options to be performance based.

The majority of shareholders that we spoke to indicated that they are satisfied with PSUs at 50% of LTIC and, like the Committee, they do consider stock options to be performance based.
Some shareholders questioned the use of a cash flow metric in both annual and long-term incentive compensation.	The Committee views the three-year Cumulative Manufacturing Cash Flow metric, used beginning with 2020 PSUs, as strategically very different from a one-year cash flow goal used in the annual incentive program, due to the nature of Textron’s business which is largely long-cycle, requiring an investment build up at certain points of the cycle. This investment cycle can have an outsized impact on one- year cash flow goals, making a three-year cumulative cash flow metric strategically more meaningful.
Some shareholders would like to see long-term compensation tied to performance on ESG goals, including environmental/ climate change-related goals.	Compensation for personnel directly responsible for environmental and health and safety matters at our businesses is tied to achievement of related goals. The Committee is monitoring developments in the use of ESG goals for long-term compensation.
Many shareholders supported our inclusion of the hiring diversity metric in the annual incentive program and our disclosure of EEO-1 data on Textron.com.	Textron has had an employee diversity metric in its annual incentive compensation for a decade.
Some shareholders expressed general satisfaction with our executive compensation program and the changes the Committee had implemented in response to shareholder feedback on our 2019 say-on-pay vote, but voted against say-on-pay in 2021 in reliance on a proxy advisory firm’s recommendation.

The Committee believes that its extensive engagement with shareholders over the past two years have reaffirmed the design of the executive compensation program that it implemented in 2020 and maintained for 2021, and that, as shareholders see it in operation, they will increasingly concur that it appropriately aligns pay with performance.

Based upon these discussions and with the strong majority of shareholders being supportive of the Committee’s actions and our recently redesigned long-term incentive compensation program, the Committee did not make any changes for the 2022 executive compensation program. We intend to continue to regularly engage with our investors to hear their views on our executive compensation program as well as on other matters.

RISKS RELATED TO COMPENSATION

The Committee strives to set compensation policies for senior executives which do not encourage excessive risk-taking that could endanger the Company. For 2021, the Committee completed a full review of managing risk within our executive compensation program. This review was informed by a risk analysis of our executive compensation program conducted by the Committee’s independent compensation consultant. The consultant’s risk analysis concluded that our executive compensation program has no elements that are likely to cause a material adverse outcome for the Company. This annual review helps the Committee to structure executive compensation programs that are designed to avoid exposing the Company to unwarranted risk.

36      TEXTRON 2022 PROXY STATEMENT

OTHER COMPENSATION PROGRAMS

Textron provides certain other compensation programs (such as retirement benefits) that are designed to provide to NEOs the same level of benefits provided to non-executive officers. Certain of these programs provide benefits over any caps mandated by government regulations, including:

•	Textron Spillover Pension Plan: Non-qualified benefit plan to make up for IRS limits to qualified pension plans and, in the case of Mr. Donnelly, to provide a “wrap-around” pension benefit which takes into account his final average compensation with Textron and his combined service with Textron and his former employer, GE, and reduces this benefit by the amount of any other pension benefits which he is eligible to receive under Textron and GE pension plans.

•	Textron Spillover Savings Plan: Non-qualified benefit plan to make up for IRS limits to qualified savings plans.

Textron provides a program to executives which benefits them by allowing for tax planning and also benefits the Company, in that cash payments by the Company are delayed:

•	Deferred Income Plan for Textron Executives: Non-qualified plan that allows participants to defer compensation.

ROLE OF INDEPENDENT COMPENSATION CONSULTANT

Under its charter, the Committee has the authority to retain outside consultants or advisors as it deems necessary to provide desired expertise and counsel. In 2021, the Committee engaged the services of Pearl Meyer as its independent compensation consultant.

Pearl Meyer reports directly and exclusively to the Committee and was retained to provide advice regarding current and emerging best practices with regard to executive compensation. In addition, as described above, Pearl Meyer annually conducts a risk review of our executive compensation program. Representatives from Pearl Meyer attended each of the Committee’s five meetings in 2021. Pearl Meyer does not provide any other services to the Committee or the Company. The Committee has determined that Pearl Meyer is independent and that the work of Pearl Meyer with the Committee for 2021 has not raised any conflict of interest.

SHARE OWNERSHIP REQUIREMENTS

One objective of our executive compensation program is to align the financial interests of our NEOs with the interests of our shareholders. As a result, we require that senior executives accumulate and maintain a minimum level of share ownership in the Company which may be achieved through direct ownership of shares, Textron Savings Plan shares, unvested RSUs and vested/ unvested share equivalents in Textron compensation and benefit plans. Minimum ownership levels are expressed as a multiple of base salary as follows: five times for the CEO and three times for other NEOs. New executive officers are given five years to reach their required ownership level. All NEOs currently meet their respective share ownership requirements.

ANTI-HEDGING AND PLEDGING POLICY

Our executives, including our NEOs, and their designees are prohibited from engaging in short sales of Textron securities and from engaging in transactions in publicly-traded options, such as puts, calls and other derivative securities based on Textron’s securities including any hedging, monetization or similar transactions designed to decrease the risks associated with holding Textron securities, and financial instruments such as equity swaps, collars, exchange funds and forward sales contracts. In addition, our NEOs are prohibited from pledging Textron securities as collateral for any loan or holding Textron securities in a margin account. The anti-hedging and pledging policy does not apply to employees generally, but applies to officers at the Company and its subsidiaries who are subject to the Company’s insider trading policy.

TEXTRON 2022 PROXY STATEMENT     37

CLAWBACK POLICY

Our 2015 Long-Term Incentive Plan, as well as our Short-Term Incentive Plan which governs our annual incentive compensation program, include a clawback provision which provides that the Committee shall require reimbursement of any annual incentive payment or long-term incentive payment under any award to an executive officer where (i) the payment was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of Company financial statements, (ii)   the Committee determines the executive engaged in intentional misconduct that caused or substantially caused the need for the restatement and (iii) a lower payment would have been made to the executive based upon the restated financial results.

In addition, the Company’s long-term incentive award agreements provide that an executive who violates the noncompetition provisions of the award during employment or within two years after termination of employment with the Company forfeits future rights under the award and must repay to the Company value received during the period beginning 180 days prior to the earlier of termination or the date the violation occurred.

The Company also is subject to the “clawback” provision of Section 304 of the Sarbanes-Oxley Act of 2002 which generally requires public company chief executive officers and chief financial officers to disgorge bonuses, other incentive- or equity- based compensation, and profits on sales of company stock that they receive within the 12-month period following the public release of financial information if there is a restatement because of material noncompliance, due to misconduct, with financial reporting requirements under the federal securities laws.

COMPENSATION ARRANGEMENTS RELATING TO TERMINATION OF EMPLOYMENT

Since hiring Mr. Donnelly, the Committee no longer agrees to formal employment contracts which provide for individual termination protection. Mr. Donnelly’s letter agreement with Textron provides for payment of varying benefits to him upon events such as death, disability, retirement and termination under voluntary, involuntary (for cause), involuntary (not for cause or for good reason) or change in control circumstances. Mr. Donnelly’s termination benefits are consistent with the terms of our previous CEO’s agreement and were approved by the Committee upon Mr. Donnelly’s initial hiring in 2008. Mr. Connor, Mr. Lupone and Ms. Duffy are each eligible for termination benefits that are available to all corporate officers as provided by the Severance Plan for Textron Key Executives.

In order for Textron to attract Mr. Donnelly to join the Company after his 19-year career at GE, his pension benefits were designed to take into account his years of service at GE so that he would not be disadvantaged by joining Textron. This benefit has been effected through the adoption of an amendment to the Textron Spillover Pension Plan adding an appendix which provides a “wrap- around pension benefit” to Mr. Donnelly in order to compensate for pension benefits at GE that would otherwise not keep pace with his increasing compensation over the course of his career upon joining Textron. The benefit takes into account his service with both GE and Textron and uses the definition of pensionable compensation and final average compensation in the Textron Spillover Pension Plan. This nonqualified pension benefit became 100% vested upon his completion of ten years of service with Textron and will be reduced by the combined value of any other benefit which he is eligible to receive under (i) a tax-qualified defined benefit plan maintained by GE, (ii) a tax-qualified defined benefit plan maintained by Textron and (iii) the Textron Spillover Pension Plan.

Mr. Connor’s letter agreement, which was negotiated at the time of his hiring in 2009, provides for an enhanced pension benefit which will give him an additional three years of credited service under the Textron Spillover Pension Plan, subject to the vesting terms of that Plan. Neither Mr. Lupone nor Ms. Duffy has been provided any supplemental or enhanced pension benefits.

TAX CONSIDERATIONS

The Committee considers tax and accounting implications in determining all elements of our compensation plans, programs and arrangements, although they are not the only factors considered. In some cases, other important considerations may outweigh tax or accounting considerations, and the Committee maintains the flexibility to compensate its officers in accordance with the Company’s compensation philosophy. Under current tax law, we expect that compensation paid to our named executive officers, including performance-based compensation, in excess of $1 million generally will not be tax-deductible.

38      TEXTRON 2022 PROXY STATEMENT

EXECUTIVE COMPENSATION

The following Summary Compensation Table sets forth information concerning compensation of our principal executive officer, principal financial officer and each other individual who was serving as an executive officer at the end of Textron’s 2021 fiscal year (each, an “NEO” and collectively, the “NEOs”).

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)		Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)

Scott C. Donnelly	2021	1,236,000	10,500,442	*	3,011,625	3,639,000	95,972	92,975	18,576,014
Chairman, President and	2020	1,093,385	10,522,576		2,493,513	744,000	2,838,193	79,114	17,770,781
Chief Executive Officer	2019	1,236,000	8,247,424		3,544,166	1,737,000	4,056,094	100,914	18,921,598
Frank T. Connor	2021	1,000,000	3,096,153	*	888,025	1,963,000	250,381	74,912	7,272,471
Executive Vice President and	2020	942,308	3,095,821		735,242	652,000	1,020,675	70,671	6,516,717
Chief Financial Officer	2019	1,000,000	2,411,829		1,045,038	937,000	1,208,027	81,711	6,683,605
E. Robert Lupone	2021	820,192	1,368,645*		394,476	1,215,000	0	89,457	3,887,770
Executive Vice President,	2020	769,231	1,338,582		316,719	391,000	0	91,711	2,907,243
General Counsel and Secretary	2019	792,308	1,050,566		450,164	562,000	0	98,628	2,953,666
Julie G. Duffy	2021	620,192	1,021,663*		298,848	920,000	400,571	36,810	3,298,084
Executive Vice President,	2020	567,308	957,473		237,537	293,000	1,104,983	34,065	3,194,366
Human Resources	2019	540,385	621,510		309,491	387,000	929,448	32,619	2,820,453

(1)	Base salary increases, if any, are implemented in the first pay period in March of each year; therefore, amounts shown in this column may not exactly match the base salaries disclosed in the CD&A.
(2)	The numbers shown in this column represent the grant date fair values of equity awards granted during the fiscal year, whether settled in stock or cash. The amounts for 2021 include PSUs and RSUs granted in 2021 which are described in the CD&A, plus amounts attributable to 2019 PSU awards as set forth in the table below. The grant date fair values have been determined based on the closing share price on the date of grant. The PSU values included in the Stock Awards column above represent target performance. Assuming maximum performance is achieved, then the grant date fair value of the PSUs would be:

Mr. Donnelly $14,284,787, Mr. Connor $4,212,002, Mr. Lupone $1,860,957 and Ms. Duffy $1,387,068.

*	Explanatory Note for Stock Awards:

Target long-term incentive compensation awards (Stock Awards and Option Awards) for 2021 were maintained at 2019 levels for our CEO and CFO for the second year in a row. Mr. Lupone’s and Ms. Duffy’s target awards were increased only as a result of their $25,000 base salary increases. The year-over-year increase in amounts reported in the Stock Awards column for 2021 arises from the following factors:

•	part of the value of PSUs awarded in 2019 is reported as 2021 compensation under applicable SEC rules (and correspondingly was not reported as compensation in 2019), as shown in the table below;
•	the full grant date value of PSUs awarded in 2021 is reported as 2021 compensation, and
•	beginning in 2020, Stock Awards constitute 75% of target long-term incentive compensation for our NEOs vs. 70% in prior years.

Under SEC rules, because the performance goals of PSUs granted prior to 2020 were set each year of the three-year performance period, the value attributable to one-third of the PSUs is required to be reported in the Stock Awards column in the year of grant and in each of the following two years. For PSUs awarded in 2021, the full grant date value is reported as 2021 compensation because, as discussed in the Compensation Discussion and Analysis, the Organization and Compensation Committee restructured the PSU program so that the payout is based on performance against pre-established, three-year financial goals. The table below details the amounts of Stock Awards reported above for 2021.

Award	Mr. Donnelly	Mr. Connor	Mr. Lupone	Ms. Duffy

Performance Share Units (Granted in 2021)	$ 5,863,506	$1,728,910	$ 768,038	$ 581,855
Restricted Stock Units (Granted in 2021)	2,931,753	864,455	384,019	290,902
Total 2021 Stock Awards Granted in 2021	$ 8,795,259	$2,593,365	$ 1,152,057	$ 872,757
Performance Share Units (Granted in 2019)	1,705,183	502,788	216,588	148,906
Total Stock Awards Reported for 2021	$10,500,442	$3,096,153	$ 1,368,645	$1,021,663

TEXTRON 2022 PROXY STATEMENT     39

(3)	The amounts that appear in this column represent the grant date fair value of stock options granted during the fiscal year. The grant date fair values have been determined based on the assumptions and methodologies set forth in Note 14 Share-Based Compensation in Textron’s Annual Report on Form 10-K for the fiscal year ended January 1, 2022. The number of shares underlying the stock options granted to each NEO during 2021 is detailed in the Grants of Plan- Based Awards in Fiscal 2021 table on page 41.
(4)	The amounts in this column reflect annual incentive compensation earned under Textron’s annual incentive compensation program.
(5)	The amounts in this column are attributable to the change in actuarial present value from December 31, 2020 to December 31, 2021 of accumulated pension benefits under all defined benefit plans in which the NEOs participate. For Ms. Duffy, this column also includes $163 in above-market non-qualified deferred compensation earnings that were posted to her interest-bearing account under the Deferred Income Plan for Textron Executives. Earnings are considered “above-market” if they were higher than 120% of the long-term applicable federal rate with compounding.
(6)	The amounts in this column include the value of other benefits and the incremental cost to Textron in 2021 of providing various perquisites in 2021, as detailed below:

Benefit Type	Mr. Donnelly	Mr. Connor	Mr. Lupone	Ms. Duffy

Spillover Savings Plan Contribution(a)	47,300	35,500	63,357	16,510
Contributions to Textron Savings Plan	14,500	14,500	26,100	14,500
Contributions to Retirement Plans	5,800	5,800	0	5,800
Perquisites(b)	25,375	19,112	0	0
Total	$92,975	$74,912	$89,457	$36,810

(a)	These amounts represent the value of cash-settled Textron stock units credited to the NEO’s Spillover Savings Plan(“SSP”) account during the year. For Mr. Lupone, who is not eligible for a defined benefit pension plan, the Company credits an interest-bearing Moody’s account within the SSP with an amount equal to 4% of eligible compensation, reduced by the contribution that was made by the Company under the Textron Savings Plan.

(b)	This amount includes the following: (i) $3,000 for parking for each of Mr. Donnelly and Mr. Connor, (ii) $4,772 for an annual physical exam for Mr. Donnelly, (iii)$17,603 for personal travel on corporate aircraft, which includes Mr. Donnelly’s usage of corporate aircraft to attend a meeting of an outside board of directors on which he serves at the request of the Company’s board, deemed to be personal travel under SEC rules, (iv) $3,558 for the incremental cost to the Company of corporate aircraft dropping off or picking up Mr. Connor at an alternative airport for his personal convenience and (v) $12,554 for Mr. Connor, representing the Company paid portion of the costs for hangar space utilized by his personal aircraft. In addition, family members and invited guests of Mr.Donnelly occasionally fly as additional passengers on business flights. In those cases, the aggregate incremental cost to the Company is a de minimis amount and, as a result, no amount is reflected in the Summary Compensation Table. Textron values the personal use of corporate aircraft by using an incremental cost method that multiplies the hours flown on a personal flight by an hourly direct operating cost rate for the aircraft flown. The rate per flight hour is derived from the aircraft’s variable operating costs which include landing fees, fuel, hangar fees, maintenance, catering, security fees, crew expenses, de-icing costs and other direct operating expenses. The incremental cost of locating aircraft to the origin of a trip or returning aircraft from the completion of a trip are also included in the amount reported.

40      TEXTRON 2022 PROXY STATEMENT

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2021

The following table sets forth information on plan-based compensation awards granted to the NEOs during Textron’s 2021 fiscal year. Annual equity awards were approved on January 28, 2021 for grant on March 1, 2021.

								All Other Stock Awards: Number of Shares of Stock or Stock Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/sh)(5)	Grant Date Fair Value of Stock and Option Awards(6)

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date	Grant Type	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Scott C. Donnelly		Annual IC	1,854,000	3,708,000
	3/1/2021	PSUs			28,431	113,722	227,444				5,863,506
	3/1/2021	RSUs						56,861			2,931,753
	3/1/2021	Stock Options							200,108	51.56	3,011,625
	3/1/2021	PSUs(7)									1,705,183
Frank T. Connor		Annual IC	1,000,000	2,000,000
	3/1/2021	PSUs			8,383	33,532	67,064				1,728,910
	3/1/2021	RSUs						16,766			864,455
	3/1/2021	Stock Options							59,005	51.56	888,025
	3/1/2021	PSUs(7)									502,788
E. Robert Lupone		Annual IC	619,000	1,238,000
	3/1/2021	PSUs			3,724	14,896	29,792				768,038
	3/1/2021	RSUs						7,448			384,019
	3/1/2021	Stock Options							26,211	51.56	394,476
	3/1/2021	PSUs(7)									216,588
Julie G. Duffy		Annual IC	469,000	938,000
	3/1/2021	PSUs			2,821	11,285	22,570				581,855
	3/1/2021	RSUs						5,642			290,902
	3/1/2021	Stock Options							19,857	51.56	298,848
	3/1/2021	PSUs(7)									148,906

(1)	These amounts refer to awards of annual incentive compensation made under our Short-Term Incentive Plan. The performance metrics and methodology for calculating payments are described in the CD&A.
(2)	These amounts refer to the number of PSUs granted under the Textron Inc. 2015 Long-Term Incentive Plan. PSUs are performance share units which are earned based upon performance against pre-established metrics over a three-year performance period. PSUs are payable in cash based upon the Company’s stock price at the end of the three-year performance cycle. The performance metrics are described in the CD&A. Grants of PSUs in 2021 vest at the end of fiscal 2023. The “target” amount to be paid in 2024 assumes 100% of PSUs granted are earned. The “maximum” that can be paid per the plan design is 200% of the PSUs granted, as described in the CD&A.
(3)	These amounts represent the number of RSUs granted in 2021 pursuant to the Textron Inc. 2015 Long-Term Incentive Plan. RSUs earn dividend equivalents until vested and vest in full on the third anniversary of the grant date.
(4)	These amounts represent the number of stock options granted in 2021 pursuant to the Textron Inc. 2015 Long-Term Incentive Plan. All annual grants of stock options vest ratably over three years, beginning on March 1, 2022, and annually thereafter.
(5)	Reflects the exercise price for the stock options granted on March 1, 2021 which is equal to the closing price on the grant date.
(6)	Represents the grant date fair value of each equity award listed in the table as determined in accordance with generally accepted accounting principles. With respect to PSUs granted in 2021, the amounts in this column represent the full value of the award since the grant is subject to a three-year performance period (2021 – 2023).
(7)	Represents grant date fair value of the 2021 portion of the 2019–2021 PSU awards.

TEXTRON 2022 PROXY STATEMENT     41

OUTSTANDING EQUITY AWARDS AT 2021 FISCAL YEAR-END

The following table sets forth information with respect to the NEOs concerning unexercised options, stock awards that have not yet vested, and other equity incentive plan awards that have not yet vested as of the end of our 2021 fiscal year.

Outstanding Equity Awards at 2021 Fiscal Year-End
	Option Awards					Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Option Exercise Price ($)(2)	Option Expiration Date	Type of Stock Award(3)	Grant Year	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(5)

Scott C. Donnelly	3/1/2021	0	200,108	51.56	3/1/2031	PSU	2021			113,722	8,779,338
	3/1/2020	77,971	155,942	40.60	3/1/2030	RSU	2021	56,861	4,389,669
	3/1/2019	161,613	80,806	54.43	3/1/2029	PSU	2020			122,195	9,433,454
	3/1/2018	193,820	0	58.24	3/1/2028	RSU	2020	61,097	4,716,688
	3/1/2017	219,619	0	49.58	3/1/2027	RSU	2019	70,488	5,441,674
	3/1/2016	238,578	0	34.50	3/1/2026	RSU	2018	35,432	2,735,350
	3/1/2015	194,546	0	44.31	3/1/2025	RSU	2017	20,116	1,552,955
	3/1/2014	222,319	0	39.70	3/1/2024
	3/1/2013	243,157	0	28.47	3/1/2023
Frank T. Connor	3/1/2021	0	59,005	51.56	3/1/2031	PSU	2021			33,532	2,588,670
	3/1/2020	22,991	45,981	40.60	3/1/2030	RSU	2021	16,766	1,294,335
	3/1/2019	47,654	23,826	54.43	3/1/2029	PSU	2020			36,031	2,781,593
	3/1/2018	56,179	0	58.24	3/1/2028	RSU	2020	18,015	1,390,758
	3/1/2017	62,591	0	49.58	3/1/2027	RSU	2019	20,784	1,604,525
	3/1/2016	68,718	0	34.50	3/1/2026	RSU	2018	10,270	792,844
	3/1/2015	56,705	0	44.31	3/1/2025	RSU	2017	5,733	442,588
	3/1/2014	63,361	0	39.70	3/1/2024
	3/1/2013	72,000	0	28.47	3/1/2023
E. Robert Lupone	3/1/2021	0	26,211	51.56	3/1/2031	PSU	2021			14,896	1,149,971
	3/1/2020	9,904	19,807	40.60	3/1/2030	RSU	2021	7,448	574,986
	3/1/2019	20,528	10,263	54.43	3/1/2029	PSU	2020			15,521	1,198,221
	3/1/2018	24,906	0	58.24	3/1/2028	RSU	2020	7,760	599,072
	3/1/2017	28,056	0	49.58	3/1/2027	RSU	2019	8,953	691,172
	3/1/2016	31,091	0	34.50	3/1/2026	RSU	2018	4,552	351,414
	3/1/2015	26,114	0	44.31	3/1/2025	RSU	2017	2,569	198,327
	3/1/2014	29,752	0	39.70	3/1/2024
Julie G. Duffy	3/1/2021	0	19,857	51.56	3/1/2031	PSU	2021			11,285	871,202
	3/1/2020	7,428	14,855	40.60	3/1/2030	RSU	2021	5,642	435,562
	3/1/2019	14,113	7,056	54.43	3/1/2029	PSU	2020			11,640	898,608
	3/1/2018	14,044	0	58.24	3/1/2028	RSU	2020	5,820	449,304
	3/1/2017	6,260	0	49.58	3/1/2027	RSU	2019	6,155	475,166
	3/1/2016	7,009	0	34.50	3/1/2026	RSU	2018	2,567	198,172
	3/1/2015	5,727	0	44.31	2/1/2025	RSU	2017	573	44,236

(1)	Stock option awards associated with each annual grant vest ratably over three years on each anniversary of the grant date.
(2)	The exercise price of stock options is equal to the closing price of our common stock on the date of grant.
(3)	The following types of stock awards are shown in this table:
(a)	“PSU” refers to performance share units. These units reward achievement of long-term goals over a three-year performance period, vesting at the end of the third fiscal year. They are settled in cash and valued based on the average closing price of Textron common stock for the first ten trading days of the fiscal year following vesting. Further information about these awards can be found in the CD&A.
(b)	“RSU” refers to restricted stock units. RSUs granted prior to 2020 vest over five years, in three equal annual installments, beginning on the third anniversary of the grant date. Beginning with 2020 grants, RSUs vest in full on the third anniversary of the grant date. Upon vesting, common stock will be issued to the executive. RSUs are granted with the right to receive dividend equivalents.
(4)	The market value of RSUs that have not vested as of January 2, 2022 was calculated using the fiscal year-end closing share price of $77.20 multiplied by the number of unvested units as of that date.
(5)	PSUs granted in 2020 and 2021 vest, to the extent earned, on December 31, 2022 and 2023, respectively. The market value of PSUs that have not vested as of year-end 2021 was calculated using the fiscal year-end closing share price of $77.20 multiplied by the number of unvested units assuming that 100% of the units are earned.

42      TEXTRON 2022 PROXY STATEMENT

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2021

The following table provides information concerning option exercises and the vesting of stock, including PSUs and RSUs, during Textron’s 2021 fiscal year for each NEO.

Option Exercises and Stock Vested in Fiscal 2021
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Type of Equity Award(1)	Number of Shares or Units Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

Scott C. Donnelly	300,000	6,965,250	PSU	95,165	7,321,043
			RSU	61,734	3,183,005
					10,504,048
Frank T. Connor	91,607	2,126,785	PSU	28,060	2,158,656
			RSU	17,752	915,293
					3,073,949
E. Robert Lupone	34,831	1,239,294	PSU	12,088	929,930
			RSU	7,961	410,469
					1,340,399
Julie G. Duffy	0	0	PSU	8,310	639,288
			RSU	2,559	131,942
					771,230

(1)	“PSU” and “RSU” are described in more detail in footnote 3 to the previous table.
(2)	Valuation methodology for the PSUs is described in footnote 5 to the previous table, using actual performance results.

TEXTRON 2022 PROXY STATEMENT     43

PENSION BENEFITS IN FISCAL 2021

The table below sets forth information on the pension benefits for the NEOs under each of the Company’s pension plans:

Name	Plan Name	Number of Years of Credited Service			Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)

Scott C. Donnelly	TRP	13.50			644,994	0
	Spillover	13.50			6,478,914	0
	Wrap Around	32.50	(2)		9,002,415	0
				Total	16,126,323
Frank T. Connor	TRP	12.42			630,916	0
	Spillover	12.42			3,671,967	0
	Add’l Credited Service	3.00	(2)		1,039,623	0
				Total	5,342,506
E. Robert Lupone(3)	N/A	N/A				N/A
Julie G. Duffy	TRP	24.50			1,091,038	0
	Spillover	24.50			2,438,085	0
	TSPPSO	24.50			545,285	0
				Total	4,074,408

(1)	The present value of the accumulated benefit has been calculated consistent with the assumptions set forth in Note 15 Retirement Plans in Textron’s Annual Report on Form 10-K for the fiscal year ended January 1, 2022.
(2)	Years of extra service granted to the executive by employment letter.
(3)	Mr. Lupone is not eligible to participate in any of our pension plans.

A brief description of each of the Company’s pension plans referenced above follows.

TRP: Textron Retirement Program

Textron’s retirement benefits for U.S. salaried and eligible bargained employees, the Textron Retirement Program (“TRP”), is designed to be a “floor-offset” arrangement which has two parts. The first is a traditional defined pension benefit which provides a set monthly income (pension) at retirement through a formula based on age, years of service and annual compensation. The second is a defined contribution benefit called the Textron Retirement Account Plan. The TRP is funded and tax qualified.

Benefits under the TRP are based on one and one-third percent of eligible compensation, provided that, for service years prior to 2007 (which only applies to Ms. Duffy), benefits are based on a one percent annual benefit for eligible compensation up to the “covered compensation” level ($73,369 in 2021), plus an additional amount equal to one and one-half percent of eligible compensation in excess of covered compensation. “Eligible Compensation” includes base salary plus annual incentive payments in a given year, up to the Internal Revenue Code limit ($290,000 in 2021). The benefit formula is calculated based on eligible employees’ highest consecutive five-year average eligible compensation throughout their career at Textron. Provided an employee meets the five years of qualifying service to become vested in the TRP, the accumulated benefit earned during an employee’s career is payable in monthly installments after retirement. While the normal retirement age under the TRP is 65, eligible employees who meet defined age and service criteria can retire and begin collecting a reduced benefit as early as age 55. Mr. Donnelly, Mr. Connor and Ms. Duffy qualify for the early retirement benefit under the TRP.

Under the Textron Retirement Account Plan, Textron makes annual contributions to a participant’s account equal to 2% of eligible compensation up to the Internal Revenue Code limit, and the account balance is adjusted for investment gains and losses. The participant may receive the account in a lump sum or as an actuarially equivalent annuity upon termination of employment at any age. The value of any distribution from the Textron Retirement Account Plan offsets benefits accrued after 2006 under the pension formula.

Effective January 1, 2010, the TRP was closed to new entrants, and new employees, including Mr. Lupone, instead receive an annual company contribution to the Textron Savings Plan equal to 4% of eligible compensation up to the Internal Revenue Code Limit.

44      TEXTRON 2022 PROXY STATEMENT

SPP: Spillover Pension Plan

Textron maintains the Spillover Pension Plan (“SPP”) to compensate certain Textron executives for pension benefits that would have been earned but for limitations imposed on tax-qualified plans under federal law. The formula for the SPP is the same as the formula for the defined benefit portion of the qualified plan (the TRP). Eligible compensation components include base salary and annual incentive compensation paid in a given year. The amount included in the formula equals the total of these components (whether or not deferred), less the Internal Revenue Code limit noted above ($290,000 in 2021). Benefits under the SPP also vest after five years of qualifying service, and are generally paid under the same age and service requirements as the defined benefit portion of the TRP. This plan is unfunded and not qualified for tax purposes.

In 2008, an appendix was added to the SPP for certain designated participants hired on or after January 1, 2008, including Mr. Donnelly, to provide a “wrap-around pension benefit.” This appendix will recognize an additional benefit service accrual identified in the offer letter of the designated participant and the resulting calculation will be offset by the prior employer age 65 benefit as described in the offer letter, and any qualified and non-qualified age 65 benefit provided by Textron. Specific to Mr. Donnelly, refer to the CD&A for details on his “wrap-around” benefit.

Effective January 1, 2010, the SPP was closed to new entrants except for those who were participants in the Textron Retirement Program on December 31, 2009. Mr. Lupone, therefore, is not eligible to participate in the SPP.

TSPPSO: Textron Supplemental Pension Plan in Lieu of Stock Options

The Textron Supplemental Pension Plan in Lieu of Stock Options (“TSPPSO”) is a pension enhancement benefit that was provided to a select group of employees whose stock option grants were reduced beginning in 2003. The plan increases pensionable earnings for these employees by approximately 10-15%. Benefits under the TSPPSO also vest after five years of qualifying service, and are generally paid under the same age and service requirements as the defined benefit portion of the TRP. This plan is unfunded and not qualified for tax purposes.

The TSPPSO is no longer open to new entrants. Based on Ms. Duffy’s position in 2003, she is the only NEO who is eligible to participate in the plan.

TEXTRON 2022 PROXY STATEMENT     45

NONQUALIFIED DEFERRED COMPENSATION

The table below shows the deferred compensation activity for each NEO during 2021 under nonqualified deferred compensation plans maintained by Textron.

Name	Plan Name	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)

Scott C. Donnelly	Spillover Savings Plan	47,300	452,725	0	1,250,692
Frank T. Connor	Spillover Savings Plan	35,500	279,600	0	777,830
E. Robert Lupone	Spillover Savings Plan	63,357	158,823	0	818,680
Julie G. Duffy	Deferred Income Plan	0	2,318	0	122,604
	Spillover Savings Plan	16,510	40,352	0	22,978

(1)	The amounts shown in this column include contributions made by Textron into each executive’s notional deferred income account in the Textron Spillover Savings Plan (the “SSP”) in 2021. There are two types of Company contributions made under the SSP. First, if a participant contributes at least 10% of eligible compensation to the tax-qualified Textron Savings Plan (“TSP”), then the participant’s stock unit account within the SSP is credited with a match equal to 5% of eligible compensation reduced by the matching contribution under the TSP. Second, for Mr. Lupone and other employees hired after 2009 who are not eligible for a defined benefit pension plan, the Company credits the interest-bearing Moody’s account within the SSP with an amount equal to 4% of eligible compensation reduced by the contribution that was made by the Company under the TSP. These amounts are also reported in the “All Other Compensation” column in the Summary Compensation table on page 39.
(2)	The amounts in this column reflect aggregate earnings during the fiscal year on amounts accrued in the participants’ accounts under the SSP and the DIP, if applicable, based upon the terms of each plan, as described below. To the extent the credited rate exceeds 120% of the long-term applicable federal rate, such earnings are considered “above-market earnings”. The amount of above-market earnings in the DIP was $163 for Ms. Duffy. These earnings are also reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column in the Summary Compensation Table.
(3)	Of these balances, the following amounts were reported in Summary Compensation Tables in prior-year proxy statements: Mr. Donnelly $505,393, Mr. Connor $344,248, Mr. Lupone $518,640 and Ms. Duffy $44,805. This information is provided to clarify the extent to which amounts payable as deferred compensation represent compensation reported in our prior proxy statements, rather than additional currently earned compensation.

A brief description of the Company’s deferred compensation plans referenced above follows.

DIP: Deferred Income Plan for Textron Executives

NEOs deferring compensation into the Deferred Income Plan for Textron Executives (“DIP”) have forgone current compensation in exchange for an unsecured promise from the Company to pay the deferred amount after their employment ends. NEOs can defer up to 80% of their base salary and certain other cash compensation including annual incentive compensation and long- term incentive distributions settled in cash. The “principal” amount that is deferred can be credited with either a Moody’s-based interest rate or a rate of return that approximates the return on investment for a share of Textron common stock, including dividend equivalents, based upon the elections made annually by each NEO. The interest rate applicable to the Moody’s account is the average Moody’s Corporate Bond Yield Index as published by Moody’s Investors Service, Inc. The compounded Moody’s yield for 2021 was 3.08%, which was applied to all deferrals made subsequent to December 31, 2001.

SSP: Textron Spillover Savings Plan

The Textron Spillover Savings Plan (the “SSP”) makes up for forgone Company matches into the tax-qualified Textron Savings Plan because of federal compensation limits, as a result of deferring income under the DIP, and for employees hired or rehired after 2009 who are not eligible for a defined benefit pension plan. NEO contributions to the qualified savings plan are capped at 10% of eligible compensation up to the Internal Revenue Code limit ($290,000 in 2021). The contribution amount for employees hired or rehired after 2009 is based on 4% of eligible compensation. Contributions under the SSP are tracked in the form of unfunded book-entry accounts credited as stock units, which earn dividend equivalents and which are reinvested into stock units. NEOs are not permitted to make contributions to the SSP.

46      TEXTRON 2022 PROXY STATEMENT

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The discussion and tables below reflect the amount of compensation that would become payable to each of the NEOs under existing plans and arrangements if the named executive’s employment had terminated and/or a change in control had occurred on December 31, 2021, the last business day of Textron’s 2021 fiscal year. Information is provided with respect to the following termination scenarios—voluntary, “for cause”, death or disability, “not for cause” or “good reason”, change in control—and is based upon the named executive’s compensation and service levels as of such date and, if applicable, based on the Company’s closing stock price on that date.

In addition, in connection with any future actual termination of employment, the Company may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts or altering the terms of benefits described below, as the Organization and Compensation Committee believes appropriate. The actual amounts that would be paid upon a NEO’s termination of employment can be determined only at the time of such executive’s separation from the Company. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event, the Company’s share price and the executive’s age.

Payments Made Upon a Voluntary Termination by an Executive

Voluntary termination occurs when the NEO leaves the Company at his or her own will (e.g., voluntary resignation or retirement). Upon a voluntary termination, executives are entitled only to their vested or accrued obligations. Additionally, because Mr. Donnelly, Mr. Connor and Ms. Duffy are retirement eligible (age 55 with at least ten years of service to Textron), they also would be entitled to the following:

●	RSUs would continue to vest according to their vesting schedules
●	PSUs would continue to vest according to their vesting schedules
●	Unvested stock options would continue to vest per their respective vesting schedules; vested stock options would remain exercisable until the earlier of the remaining term of the stock options or 48 months after termination

Payments Made Upon a Termination in Connection with Death or Disability

Upon a termination in connection with death or disability, each of the NEOs would be entitled to their vested or accrued obligations as well as the following:

●	RSUs would vest in full upon the occurrence of the event
●	PSUs would accelerate and vest pro-rata
●	In the event of disability, vested stock options issued prior to 2014 would remain exercisable until the original expiration date; in the event of death, they would remain exercisable until the earlier of the remaining term of the option or 12 months after the date of death. Unvested stock options issued in 2014 or later would vest in full; stock options would be exercisable until the earlier of the remaining term of the option or five years after the date of disability/death
●	Full vesting of benefits under the Textron Savings Plan, SSP, DIP and Retirement Account Plan

Payments Made Upon a Termination “For Cause” by the Company

A “for cause” termination occurs when a NEO is separated from Textron after engaging in one or more activities including, but not limited to: (i) conviction of, or pleading nolo contendere or guilty to, a felony (other than a traffic infraction or a crime involving vicarious liability under certain circumstances), (ii) willful misrepresentation, fraud or dishonesty for personal enrichment at the expense of Textron, (iii) willful misconduct or behavior, willful violation of the Company’s Business Conduct Guidelines, or breach of the NEO’s fiduciary duties, in each case, that results in material harm to Textron, or (iv) willful failure to attempt to perform his or her duties or willful failure to attempt to follow the legal written direction of the Board. Upon a termination “for cause,” each of the NEOs would be entitled only to their vested or accrued obligations.

Payments Made Upon a “Not For Cause” Termination by the Company or by an Executive for “Good Reason”

Mr. Donnelly

A “not for cause” termination (also called “involuntary termination”) occurs when employment ends either at the initiation of Textron, but without circumstances that would indicate a “for cause” situation, or at the initiation of the executive for “Good Reason.” Mr. Donnelly’s letter agreement with the Company provides certain severance benefits in the event of a “not for cause”

TEXTRON 2022 PROXY STATEMENT     47

or “Good Reason” termination. “Good Reason” means the occurrence of one or more of the following: (i) the assignment to Mr. Donnelly of duties that are materially inconsistent with his position, (ii) the material reduction of Mr. Donnelly’s position, (iii) the forced relocation of Mr. Donnelly’s principal office, (iv) a reduction in Mr. Donnelly’s salary or other benefits, (v) the failure of the Company to deliver to Mr. Donnelly a satisfactory written agreement from any successor to the Company to assume and agree to perform under the letter agreement, or (vi) other material breach by Textron of the letter agreement. Upon a termination “not for cause,” or for “Good Reason,” Mr. Donnelly would be entitled to his vested or accrued obligations as well as the following:

●	Cash Severance Benefit Comprised of:
–	Two times the sum of (i) base salary and (ii) the greater of (a) the termination year target annual cash incentive compensation and (b) the average annual cash incentive compensation earned during the last three fiscal years, paid in monthly installments over two years

●	Treatment of Long-Term Incentive Awards:
–	RSUs would continue to vest according to their vesting schedules
–	PSUs would continue to vest according to their vesting schedules
–	Unvested stock options would continue to vest per their respective vesting schedules; vested stock options would remain exercisable until the earlier of the remaining term of the stock options or 48 months after termination

●	Benefits under Retirement Plans:
–	Credit for an additional two and one-half years of age and service and compensation under all defined benefit-type retirement plans (including the SPP)
–	A lump sum payment equal to two times the amount of maximum Company annual contribution or match to any defined contribution-type plan in which the executive participates

●	Continuation of Insurance Coverage: Continued coverage (or the cash equivalent thereof) for two years under the Company’s term life insurance and long-term disability insurance plans, and, to the extent eligible on the date of termination, under the accidental death and dismemberment insurance and dependent life insurance plans

Other NEOs

The Severance Plan for Textron Key Executives, in which each of the other NEOs participates, provides severance pay for involuntary termination only if the executive signs a release provided in and required by the plan document. This severance pay is equal to the sum of: (i) the executive’s annual rate of base salary at the date of severance, and (ii) the larger of (a) the average of his or her three most recent actual awards of annual incentive compensation (whether or not deferred) and (b) his or her current target incentive compensation under the annual incentive compensation plan.

Payments Made Upon a Termination in Connection with a “Change in Control”

Mr. Donnelly

A “change in control” termination would occur if Mr. Donnelly experiences a “not for cause” termination during the period beginning 180 days before a change in control and ending on the second anniversary of the change in control. Mr. Donnelly’s letter agreement with the Company provides certain severance benefits in the event of a “change in control” termination. For purposes of Mr. Donnelly’s letter agreement, a “change in control” means the occurrence of any of the following events: (i) any person unrelated to Textron acquires more than 30% of Textron’s then outstanding voting stock, (ii) a majority of the members of the Board of Directors are replaced in any two-year period other than in specific circumstances, (iii) the consummation of a merger or consolidation of Textron with any other corporation, other than a merger or consolidation in which Textron’s voting securities outstanding immediately prior to such merger or consolidation continue to represent at least 50% of the combined voting securities of Textron or such surviving entity immediately after such merger or consolidation, or (iv) shareholder approval of an agreement for the sale or disposition of all or substantially all of Textron’s assets or a plan of complete liquidation. Upon a termination in connection with a “change in control,” Mr. Donnelly would be entitled to his vested or accrued obligations as well as the following:

●	Cash Severance Benefit, Payable in a Lump Sum, Comprised of:
–	Three times base salary
–	Three times the greater of (i) the average annual cash incentive compensation over the three years prior to the earlier of the change of control or the termination and (ii) the termination year target annual cash incentive compensation

48      TEXTRON 2022 PROXY STATEMENT

●	Treatment of Long-Term Incentive Awards:
–	Outstanding unvested stock options, PSUs and RSUs would be subject to immediate and full vesting acceleration as of the change in control.
–	PSUs granted in 2020 and 2021 will be paid based on actual performance through the change in control and based on target performance after the change in control.

●	Benefits under Retirement Plans:
–	Full vesting and credit for an additional three years of age and service and compensation under all defined benefit-type retirement plans (including the SPP)
–	Full vesting acceleration under the Spillover Savings Plan
–	A payment equal to three times the amount of maximum Company annual contribution or match to any defined contribution- type plan in which the executive participates

●	Continuation of Insurance Coverage: Continued coverage (or the cash equivalent thereof) for three years under the Company’s term life insurance and long-term disability insurance plans, and, to the extent eligible on the date of termination, under the accidental death and dismemberment insurance and dependent life insurance plans

●	Additional Perquisites: Outplacement assistance for up to one year following termination

●	Tax Gross-Up Payment: Subject to certain conditions, the Company would gross-up severance payments to cover the executive’s excise taxes, if any, determined in accordance with Sections 4999 and 280G of the Internal Revenue Code

Other NEOs

The Severance Plan for Textron Key Executives, in which each of the other NEOs participates, provides severance pay and severance benefits in the event of an involuntary termination or termination for “good reason” by the executive following a change of control only if the executive signs a release provided in and required by the plan document. The severance pay, payable in a lump sum, is equal to the sum of: (i) the executive’s annual rate of base salary at the date of severance, and (ii) the larger of (a) the average of his or her three most recent actual awards of annual incentive compensation (whether or not deferred) and (b) his or her current target incentive compensation under the annual incentive compensation plan. In addition, medical and dental benefits would be provided by Textron to the executive and to his or her dependents, on terms which are not less favorable to them than the terms existing immediately before severance. Such severance benefits would be continued for eighteen months following severance (or, if less, until the executive or dependent obtains comparable coverage under another employer’s plan or Medicare).

Under the Severance Plan for Textron Key Executives, “change of control” means the occurrence of any of the following events: (i) any person unrelated to Textron (a) becomes (other than by acquisition from Textron) the beneficial owner of more than 50% of Textron’s then outstanding voting stock, (b) acquires more than 30% of Textron’s then outstanding voting stock, or (c) acquires all or substantially all of the total gross fair market value of all of the assets of Textron, (ii) a merger or consolidation of Textron with any other corporation occurs, other than a merger or consolidation that would result in the voting securities of Textron outstanding immediately before the merger or consolidation continuing to represent 50% or more of the combined voting power of the voting securities of Textron or such surviving entity outstanding immediately after such merger or consolidation, or (iii) during any 12-month period, a majority of the members of the Board is replaced by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of their appointment or election.

In addition, in the event of a not for cause or good reason termination in connection with a change of control, the other NEOs would receive (i) full vesting acceleration under the SPP, SSP and TSP and (ii) full vesting of long-term incentive awards which would be payable in the same manner described above for Mr. Donnelly.

The following tables show additional or accelerated payments which would be payable to our NEOs under existing agreements, plans or other arrangements, for various scenarios triggered by a termination of employment, assuming the termination date to be December 31, 2021, and, where applicable, using the closing price of our common stock of $77.20 (as reported on the New York Stock Exchange on December 31, 2021, the last trading day of our fiscal year).

TEXTRON 2022 PROXY STATEMENT     49

Scott C. Donnelly	Voluntary(1)	Disability	Death	For Cause	Not For Cause	Change in Control(2)
Annual Incentive / Severance	$0	$0	$0	$0	$6,552,000	$9,828,000
RSU settled in stock or cash(3)	18,836,337	18,836,337	18,836,337	0	18,836,337	18,836,337
Stock Options(3)	12,678,199	12,678,199	12,678,199	0	12,678,199	12,678,199
Cash settlement of PSUs(3)	18,212,792	9,215,415	9,215,415	0	18,212,792	18,212,792
Pension benefit(4)	0	0	0	0	4,099,980	4,978,521
Other benefits(5)	0	0	0	0	147,289	405,928
Amount Triggered due to Termination	$49,727,328	$40,729,951	$40,729,951	$0	$60,526,597	$64,939,777

Frank T. Connor	Voluntary(1)	Disability	Death	For Cause	Not For Cause	Change in Control(2)
Annual Incentive / Severance	$0	$0	$0	$0	$2,184,000	$2,184,000
RSU settled in stock or cash(3)	5,525,050	5,525,050	5,525,050	0	5,525,050	5,525,050
Stock Options(3)	3,738,311	3,738,311	3,738,311	0	3,738,311	3,738,311
Cash settlement of PSUs(3)	5,370,264	2,717,286	2,717,286	0	5,370,264	5,370,264
Pension benefit	0	0	0	0	0	0
Other benefits(5)	0	0	0	0	0	22,000
Amount Triggered due to Termination	$14,633,625	$11,980,647	$11,980,647	$0	$16,817,625	$16,839,625

E. Robert Lupone	Voluntary	Disability	Death	For Cause	Not For Cause	Change in Control(2)
Annual Incentive / Severance	$0	$0	$0	$0	$1,542,859	$1,542,859
RSU settled in stock or cash(3)	0	2,414,970	2,414,970	0	0	2,414,970
Stock Options(3)	0	1,630,675	1,630,675	0	0	1,630,675
Cash settlement of PSUs(3)	0	1,182,138	1,182,138	0	0	2,348,192
Pension benefit	0	0	0	0	0	0
Other benefits(5)	0	0	0	0	0	6,919
Amount Triggered due to Termination	$0	$5,227,783	$5,227,783	$0	$1,542,859	$7,943,615

Julie G. Duffy	Voluntary(1)	Disability	Death	For Cause	Not For Cause	Change in Control(2)
Annual Incentive / Severance	$0	$0	$0	$0	$1,153,525	$1,153,525
RSU settled in stock or cash(3)	1,602,440	1,602,440	1,602,440	0	1,602,440	1,602,440
Stock Options(3)	1,213,492	1,213,492	1,213,492	0	1,213,492	1,213,492
Cash settlement of PSUs(3)	1,769,810	889,473	889,473	0	1,769,810	1,769,810
Pension benefit	0	0	0	0	0	0
Other benefits(5)	0	0	0	0	0	22,000
Amount Triggered due to Termination	$4,585,742	$3,705,405	$3,705,405	$0	$5,739,267	$5,761,267

(1)	Mr. Donnelly, Mr. Connor and Ms. Duffy are retirement eligible (age 55 with at least ten years of service to Textron) which entitles them to continued vesting of their unvested RSUs, stock options and PSUs upon a voluntary termination.
(2)	Amounts reported in the “Change in Control” column are paid only upon a “not for cause” or “good reason” termination in connection with a Change in Control.
(3)	Amounts reported for RSUs, stock options and PSUs reflect accelerated, prorated and/or continued vesting triggered by termination event under each scenario, respectively. PSU amounts have been calculated assuming that the 2020-2022 PSU cycle will be paid at 100% of target and the 2021–2023 PSU cycle will be paid at 100% of target.
(4)	Potential pension benefits have been calculated assuming a discount rate of 3.05%.
(5)	Other benefits (i) for Mr. Donnelly, includes, under the “Not for Cause” scenario, $12,089 in continuation of insurance coverage and $135,200 in additional benefits under retirement plans, and, under the “Change in Control” scenario, $18,134 in continuation of insurance coverage, $202,800 in additional benefits under retirement plans and outplacement assistance valued at $184,994, (ii) for the other NEOs, represents continuation of health benefits.

50      TEXTRON 2022 PROXY STATEMENT

PAY RATIO

We are required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and Securities and Exchange Commission (“SEC”) rules to provide the ratio of the annual total compensation of Mr. Donnelly, our Chief Executive Officer, to that of an employee whose annual compensation is at the median of all our employees.

Textron and its consolidated subsidiaries together have approximately 33,000 employees located throughout the world, with approximately 77% in the U.S., 10% in Europe, 7% in Canada and Mexico combined, 5% in Asia and 1% elsewhere.

To identify the employee with compensation at the median of all employees for our 2020 fiscal year, we used “annual rate”, as reflected in our enterprise-wide human resources information system, as of October 1, 2020, for all of our employees, including part time, temporary and seasonal employees. The annual rate for salaried employees reflects base salary paid on an annual basis. For hourly employees, the annual rate is arrived at using their hourly rate and standard work hours. We did not make any cost-of-living adjustments despite the large variety of labor markets in which our employees work, nor did we make any adjustments to account for the variety of compensation arrangements used to pay employees in varying roles (e.g., we did not include overtime, commissions, bonuses or other types of non-fixed compensation).

Using this methodology for 2020, we determined that the “median employee” was a full-time, hourly employee located in the U.S. As permitted by SEC rules, we utilized the same median employee for 2021 because we believe there was no material change to our employee population or employee compensation arrangements during 2021 that would significantly impact our pay ratio disclosure. Total compensation for the median employee in the 2021 fiscal year was in the amount of $102,647. “Annual total compensation” of the median employee includes regular and overtime earnings, an annual bonus payment, Company contributions to a 401(k) plan on behalf of the employee, and the Company-paid portion of health and welfare benefits.

“Annual total compensation” for Mr. Donnelly for the 2021 fiscal year was $18,597,841 which is a $21,827 increase over the amount reflected in the “Total” column in the Summary Compensation Table on page 39. The increase reflects the inclusion of Mr. Donnelly’s health and welfare benefits which are excluded from the Summary Compensation Table amounts under SEC rules. Based upon this information, for 2021 the ratio of the annual total compensation of Mr. Donnelly to the annual total compensation of the median employee was 181 to 1.

TEXTRON 2022 PROXY STATEMENT     51

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information, as of the end of Textron’s 2021 fiscal year, for all Textron compensation plans previously approved by shareholders. There are no compensation plans not previously approved by shareholders.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)

Equity compensation plans approved by shareholders	8,865,865	(1)	46.18	(2)	7,457,329	(3)
Equity compensation plans not approved by shareholders	N/A		N/A		N/A
Total	8,865,865		46.18		7,457,329

(1)	Includes 568,714 unvested shares that may be issued under previously granted RSUs.
(2)	This value reflects the weighted average exercise price of outstanding stock options only.
(3)	Consists of shares remaining available for issuance under the Textron Inc. 2015 Long-Term Incentive Plan that may be issued pursuant to stock options, stock appreciation rights, performance stock, restricted stock, RSUs and other awards, provided that no more than 3,351,639 shares may be issued pursuant to awards other than stock options and stock appreciation rights.

EVALUATION OF RISK IN COMPENSATION PLANS

In addition to the Company’s incentive compensation arrangements applicable to senior executives throughout the enterprise, the Company’s business units maintain incentive compensation plans and programs in which business unit employees below the senior executive level participate (such as sales incentive plans and incentive programs linked to safety and customer service, etc.). Textron’s management reviews these business unit incentive compensation plans and programs as they relate to risk management practices and risk-taking incentives.

52      TEXTRON 2022 PROXY STATEMENT

TRANSACTIONS WITH RELATED PERSONS

Except as described below, since the beginning of Textron’s 2021 fiscal year, there have been no transactions and there are no currently proposed transactions, in which Textron was or is to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest.

Both Mr. Donnelly and Mr. Connor are licensed pilots who each own a Citation business jet which they use for both personal and business purposes. Each executive holds their aircraft through a limited liability company (“LLC”) which has entered into an Amended and Restated Hangar License and Services Agreement with the Company related to the sublease by the respective LLCs of a portion of the Company’s leased hangar space and the provision of other services.

These Amended and Restated Hangar License and Services Agreements each provide that the Company will provide certain aircraft maintenance and other services, including pilot services, for the executives’ personal aircraft. Each of Mr. Donnelly and Mr. Connor pays $1,500 per month rent for the hangar space used by his aircraft. The Company pays the difference in cost for the portion of hangar space utilized by Mr. Connor’s aircraft above this monthly payment which amount is included in “All Other Compensation” in the Summary Compensation Table on page 39. Fees for maintenance, pilot services and all other services are set at market rates, and the executives’ LLCs fully reimburse the Company at such market rates. The Company permits the executives’ LLCs to purchase fuel from the Company’s bulk fuel storage facility and at certain other airports at the discounted rates afforded to the Company, and the Company’s Aviation Department facilitates the executives’ personal flights and performs various administrative duties in connection with these aircraft. Both Amended and Restated Hangar License and Services Agreements have been approved by the Nominating and Corporate Governance Committee. During our 2021 fiscal year, Mr. Donnelly’s LLC and Mr. Connor’s LLC paid total costs to Textron under these agreements of $73,325 and $56,797, respectively.

In December 2018, Textron entered into a non-exclusive, non-continuous Aircraft Dry Lease Agreement with Mr. Donnelly’s LLC pursuant to which the Company leases Mr. Donnelly’s aircraft in order to enable the Company to use his aircraft for business flights on an as-needed basis. This arrangement is beneficial to the Company as Mr. Donnelly travels frequently for business, and his aircraft is more economical for many of his flights than the larger business jets operated by the Company’s flight department. In addition, the Dry Lease enables the flight department to have operational control of the aircraft while it is being flown on Textron business flights. The Dry Lease is for a term of one year, automatically renewable for subsequent one-year terms, subject to the parties’ termination rights. The Company pays no lease payment for its use of the aircraft; it is responsible only for costs directly attributable to the Textron business flight, including maintenance reserve payments allocated to the Company’s flights based upon flight hours. In addition, the Company pays rent for hangar space in excess of the amount paid by Mr. Donnelly as described above. The Nominating and Corporate Governance Committee has approved the Aircraft Dry Lease Agreement.

During 2021, pursuant to the terms of the Dry Lease, the Company’s allocation of maintenance reserves for Company business flights on Mr. Donnelly’s aircraft was $49,054 and the Company incurred $26,795 for the incremental cost of hangar space utilized by Mr. Donnelly’s aircraft. In turn, Mr. Donnelly’s LLC and Mr. Connor’s LLC each engaged Textron Aviation’s service centers to perform maintenance work on their aircraft during 2021 for which they were charged an arm’s length price of $54,091 and $19,929, respectively. Mr. Connor also paid $7,700 to FlightSafety Textron Aviation Training LLC, a entity 30% owned by the Company, for recurrent pilot training. This amount represents a 50% discount to the retail price, a discount provided to employees and contractors of certain affiliates of the Company.

Under Textron’s Corporate Governance Guidelines and Policies, all related party transactions are subject to approval by the Nominating and Corporate Governance Committee. Related party transactions, referred to as “Interested Transactions with Related Parties” under the Guidelines, are generally defined as any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) where the Company is a participant, in which the aggregate amount involved since the beginning of the Company’s last fiscal year exceeds or is expected to exceed $100,000 and an executive officer, director, nominee or greater than 5% beneficial holder or immediate family member of any of the foregoing has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). In determining whether to approve such a transaction, the committee takes into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. In addition, the committee will not approve any transaction if it determines the transaction to be inconsistent with the interests of the Company and its shareholders.

TEXTRON 2022 PROXY STATEMENT     53

ADVISORY VOTE TO APPROVE TEXTRON’S EXECUTIVE COMPENSATION

The Board has adopted a policy providing for an annual “say-on-pay” advisory vote. In accordance with this policy and Section 14A of the Securities Exchange Act of 1934, as amended, enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and as a matter of good corporate governance, we are providing our shareholders with an advisory (non-binding) vote to approve the compensation of our named executive officers as disclosed in this proxy statement. This vote is advisory only, and it is not binding on Textron or on our Board of Directors. Although the vote is non-binding, the Organization and Compensation Committee (the “Committee”) and the Board will carefully consider the outcome of the vote when making future compensation decisions.

Textron’s compensation philosophy is to establish target total pay with reference to a talent peer group and to tie a substantial portion of our executives’ compensation to performance against objective business goals and stock price performance. This approach helps us to recruit and retain talented executives, incentivizes our executives to achieve desired business goals and aligns their interests with the interests of our shareholders. For a full discussion of our executive compensation programs and 2021 compensation decisions made by the Committee, see “Compensation Discussion and Analysis” beginning on page 24.

Textron’s Board of Directors believes that the Company’s executive compensation program is working to align management’s interests with those of our shareholders to support long-term value creation. Accordingly, Textron shareholders are being asked to vote “FOR” the following advisory resolution at the Annual Meeting:

“RESOLVED, that the shareholders approve, on an advisory basis, the Company’s compensation of its named executive officers, as disclosed in the Proxy Statement for the 2022 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis and the compensation tables regarding named executive officer compensation, together with the accompanying narrative disclosure.”

Unless the Board modifies its policy on the frequency of future say-on-pay advisory votes, the next say-on-pay advisory vote will be held at the 2023 Annual Meeting of Shareholders.

The Board of Directors recommends a vote “FOR” the resolution approving the Company’s executive compensation (Item 2 on the proxy card).

54      TEXTRON 2022 PROXY STATEMENT

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit Textron’s financial statements. The Audit Committee has appointed Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for 2022. Ernst & Young LLP or its predecessors have served as the independent registered public accounting firm for the Company for over twenty-five years. In addition to ensuring the regular rotation of the lead audit partner as required by law, the Audit Committee is involved in the selection of, and reviews and evaluates, the lead audit partner.

The Audit Committee and the Board believe that the appointment of the firm of Ernst & Young LLP to audit Textron’s consolidated financial statements for 2022 is in the best interests of the Company and its shareholders and propose and recommend that the shareholders ratify the Audit Committee’s appointment of Ernst & Young LLP as independent registered public accounting firm for 2022.

Although ratification is not required by our By-Laws or otherwise, the Audit Committee is submitting the selection of Ernst & Young LLP to shareholders as a matter of good corporate governance. If shareholders do not ratify the appointment, the Audit Committee will reconsider its selection. A representative or representatives of Ernst & Young LLP will be present at the Annual Meeting and will have the opportunity to make a statement and be available to respond to appropriate questions.

FEES TO INDEPENDENT AUDITORS

The following table presents fees billed for professional services rendered by Ernst & Young LLP for the audit of Textron’s annual financial statements, the reviews of the financial statements in Textron’s Forms 10-Q, and other services in connection with statutory and regulatory filings and engagements for 2020 and 2021 and fees billed for audit-related services, tax services and all other services rendered by Ernst & Young LLP in 2020 and 2021.

Fee Type	2020	2021
($ in thousands)
Audit Fees	$9,446	$9,367
Audit-Related Fees(1)	709	435
Tax Fees(2)	11	38
All Other Fees	0	0
Total Fees	$10,166	$9,840

(1)	Audit-related fees include fees for employee benefit plan audits, attest services not required by statute or regulation, and consultations concerning financial accounting and reporting matters not classified as audit.
(2)	Tax fees include fees for tax services relating to consultations and compliance.

Under the Audit and Non-Audit Services Pre-Approval Policy approved by the Audit Committee, all audit and non-audit services to be performed by the independent auditor for Textron require pre-approval by the Audit Committee. The Audit Committee may delegate pre-approval authority to one or more of its members. Any pre-approvals pursuant to delegated authority shall be reported to the Audit Committee at its next scheduled meeting. The Audit Committee cannot delegate pre- approval authority to management.

All audit-related services, tax services and other services for 2021 were pre-approved by the Audit Committee, which determined that such services would not impair the independence of the auditor and are consistent with the Securities and Exchange Commission’s rules on auditor independence.

The Board of Directors recommends a vote “FOR” ratification of the appointment by the Audit Committee of Ernst & Young LLP (Item 3 on the proxy card).

TEXTRON 2022 PROXY STATEMENT     55

SHAREHOLDER PROPOSAL ON SPECIAL MEETINGS

Mr. Kenneth Steiner of 14 Stoner Ave., 2M, Great Neck, NY 11021, owner of at least 500 shares of our common stock, has given notice of his designation of John Chevedden as his proxy to introduce the following resolution at the Annual Meeting. The shareholder proposal and supporting statement appear as received by us. Following the shareholder proposal is our response.

PROPOSAL 4 – SPECIAL SHAREHOLDER MEETING IMPROVEMENT

Shareholders ask our board to take the steps necessary to amend the appropriate company governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareowner meeting.

It is important to adopt this proposal because all shares not held for one continuous year are now 100% disqualified from formally participating in the call for a special shareholder meeting. Under this ill-conceived Textron rule management discriminates against shareholders who bought Textron stock during the past 12 months.

Under the current rule potential shareholders with new ideas for management are thus discouraged from buying our stock because they will not be full-fledged shareholders until a year later. Plus we do not have an independent board chairman which is another hindrance that can make our management more likely to resist new ideas.

It currently takes 25% of shares that are owned for more than one continuous full year to call a special shareholder meeting. The owners of 25% of shares held for more than a continuous year could determine that they own 40% of our stock when length of stock ownership is factored out. Thus for practical purposes we may be left with a 40% stock ownership threshold to call a special shareholder meeting and no right to act by written consent. A 40% stock ownership threshold is nothing for management to brag about.

It is also important to adopt this proposal to make up for our complete lack of a shareholder right to act by written consent. Many companies provide for a shareholder right to call a special shareholder meeting and a shareholder right to act by written consent. Textron shareholders gave 44%-support to a shareholder right to act by written consent at the 2019 annual meeting. This 44%-support was likely 51% support from the shares that have access to independent proxy voting advice.

Special meetings allow shareholders to vote on important matters, such as electing new directors with special expertise or independence that may be lacking in our current or future directors as was the case with the 3 new Exxon directors supported by the Engine No. 1 hedge fund at the 2021 Exxon annual meeting.

A reasonable shareholder right to call for a special shareholder meeting can make shareholder engagement meaningful. If management is insincere in its shareholder engagement, a right for shareholders to call for a special meeting can make management think twice about insincerity.

Our bylaws give no assurance that engagement with shareholders will continue. A more reasonable shareholder right to call for a special shareholder meeting will help ensure that management engages with shareholders in good faith because shareholders will have a viable Plan B as an alternative.

Please vote yes:

SPECIAL SHAREHOLDER MEETING IMPROVEMENT – PROPOSAL 4

56      TEXTRON 2022 PROXY STATEMENT

OUR RESPONSE TO THE SHAREHOLDER PROPOSAL

After careful consideration, the Board believes that the proposal is both contrary to the best interests of Textron and its shareholders and unnecessary given Textron’s shareholders already have a meaningful right to call a special meeting. For the reasons discussed below, the Board recommends that shareholders vote AGAINST the proposal.

The Board recognizes the importance of giving shareholders a meaningful right to call special meetings in appropriate circumstances. Textron’s By-Laws already provide that a special meeting of shareholders may be called at the written request of one or more shareholders who have owned continuously for a period of at least one year at least twenty-five percent (25%) of the outstanding shares of the Company’s common stock. In addition to a shareholder-requested special meeting, special meetings of shareholders may be called by the Chief Executive Officer or the Board, each of whom has a fiduciary duty under the law to act in the best interests of Textron and its shareholders. The Board strongly believes that this structure strikes the appropriate balance between the ability of shareholders to call a special meeting, while protecting the long-term interests of all shareholders and avoiding the unnecessary distraction and expenditure of company resources on issues that may not be of importance to our shareholders generally. Moreover, a threshold of twenty-five percent (25%) is preferred over ten percent (10%) by most of our larger institutional shareholders and is prevalent among our peer companies and at companies in the S&P 500.

Lowering the threshold for calling a special meeting would enable special-interest shareholder groups, with no duty to act in the best interests of Textron and its shareholders, to pursue their own narrow agendas and interests not shared by our broader shareholder base. Likewise, removing the one-year holding period could subject the Company to regular disruptions by very short-term-oriented shareholders interested in matters that do not serve the long-term interests of the Company and other shareholders. Additionally, special meetings require substantial time and financial resources. Given Textron’s size and our large number of shareholders, holding a special shareholder meeting is costly, time-consuming, and distracting, requiring significant resources associated with preparing, printing, and distributing required proxy materials, as well as diverting the Board and management’s time and attention from business operations to prepare for and conduct the special meeting. Because of these burdens, the Board believes that special meetings should only be held to address extraordinary events considered by a meaningful percentage of outstanding shares to be of sufficient urgency that it cannot wait until the next annual meeting. Therefore, the Board strongly believes that the twenty-five percent (25%) threshold and the one-year holding period is a reasonable structure that appropriately balances shareholders’ ability to call a special meeting with not mandating the company expend significant time and resources on a special meeting that only a small minority of shareholders wants and that may not be in the long-term best interests of the Company and all our shareholders.

The Board believes this proposal should be evaluated in the context of Textron’s strong existing corporate governance policies. In addition to the existing right of shareholders to call a special meeting, the Company’s current corporate governance policies and practices provide shareholders with several avenues to communicate their priorities to the Board and management and promote Board accountability. These policies include the ability for shareholders to communicate directly with the Board of Directors, the annual election of directors using a majority vote standard, the opportunity for shareholders to ask questions at the Annual Shareholders’ Meeting, and a market-standard proxy access right that permits shareholders to include their director nominees in our proxy statement under certain circumstances. Additionally, Textron management, our independent Lead Director, and members of the Board engage in communication with shareholders, financial analysts, and shareholder advisory services throughout the year to discuss their views on governance, executive compensation, and a variety of other topics, and we regularly incorporate feedback from such discussions into our governance policies and practices.

The Board believes our existing special meeting right strikes the right balance between the rights of shareholders to call a special meeting when an urgent, extraordinary event arises, on the one hand, and protecting against the potential for misuse of that special meeting right by a small minority of shareholders who may have narrow, short-term interests to call a meeting that would disrupt the effective management of the Company and be detrimental to shareholder interests, on the other. Adopting this proposal and lowering the threshold to ten percent (10%) without a one-year holding period would allow a small minority of shareholders that may have not held a financial stake in the Company for a meaningful period of time to waste time and resources on matters that may serve only narrow interests. The Board therefore believes that the potential for abuse and disenfranchisement of shareholders and other adverse consequences associated with adopting the proposal outweighs any potential benefits to our shareholders.

Accordingly, the Board of Directors recommends a vote AGAINST this proposal (Item 4 on the proxy card).

TEXTRON 2022 PROXY STATEMENT     57

OTHER MATTERS TO COME BEFORE THE MEETING

The Board of Directors does not know of any matters which will be brought before the meeting other than those specifically set forth in the notice thereof. If any other matter properly comes before the meeting, it is intended that the persons named in and acting under the enclosed form of proxy or their substitutes will vote thereon in accordance with their best judgment.

SHAREHOLDER PROPOSALS AND OTHER MATTERS FOR 2023 ANNUAL MEETING

Shareholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2023 annual meeting of shareholders under Rule 14a-8 under the Securities Exchange Act of 1934, as amended, must be received by Textron, at 40 Westminster Street, Providence, Rhode Island 02903, Attention: Executive Vice President, General Counsel and Secretary, on or before November 4, 2022.

Our shareholders have proxy access, which allows a shareholder or group of up to 20 shareholders owning in the aggregate 3% or more of our outstanding common stock continuously for at least three years to nominate and include in our proxy materials director nominees constituting up to 20% of the number of directors in office or two nominees, whichever is greater, provided the shareholder(s) and nominee(s) satisfy the requirements in Textron’s By-Laws. If a shareholder or group of shareholders wishes to nominate one or more director candidates to be included in the Company’s proxy statement for the 2023 annual meeting, we must receive proper written notice of the nomination not less than 120 or more than 150 days before the anniversary date that the definitive proxy statement was first released to shareholders in connection with the immediately preceding annual meeting, or between the close of business on October 5, 2022 and the close of business on November 4, 2022 for the 2023 annual meeting, and the nomination must otherwise comply with our By-Laws. If the annual meeting is called for a date that is more than 30 days before or after the anniversary date, then the notice must be received no later than the close of business on the 120th day prior to such meeting and no earlier than the close of business on the 150th day prior to such meeting or 10 days after public disclosure of the meeting is first made, whichever occurs later.

If shareholders instead wish to bring other business before a shareholder meeting, timely notice must be received by Textron in advance of the meeting. Under Textron’s By-Laws, such notice must be received not less than 90 nor more than 150 days before the anniversary date of the immediately preceding annual meeting of shareholders or between November 28, 2022 and the close of business on January 27, 2023 for the 2023 annual meeting (but if the annual meeting is called for a date that is more than 30 days before or more than 60 days after the anniversary date, then the notice must be received no later than the close of business on the 90th day before the date of the annual meeting or 10 days after public disclosure of the meeting is first made, whichever occurs later). The notice must include the information required by our By-Laws. In addition, the deadline for providing notice to the Company under Rule 14a-19, the SEC’s universal proxy rule, of a shareholder’s intent to solicit proxies in support of nominees submitted under the advance notice bylaws for our 2023 annual meeting is February 27, 2023. These requirements are separate from the requirements a shareholder must meet to have a proposal included in Textron’s proxy statement under Rule 14a-8. These time limits also apply to nominations submitted by shareholders under our By-Laws and in determining whether notice is timely for purposes of rules adopted by the Securities and Exchange Commission relating to the exercise of discretionary voting authority by Textron.

58      TEXTRON 2022 PROXY STATEMENT

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

The broker, bank or other nominee for any shareholder who is a beneficial owner, but not the record holder, of the Company’s shares may deliver only one copy of the Company’s proxy statement and annual report, or a Notice of Internet Availability (a “Notice”), as applicable, to multiple shareholders who share the same address, unless that broker, bank or other nominee has received contrary instructions from one or more of the shareholders. The Company will deliver promptly, upon written or oral request, a separate copy of the proxy statement and annual report or a Notice, as applicable, to a shareholder at a shared address to which a single copy was delivered. A shareholder who wishes to receive a separate copy of the proxy statement and annual report or a Notice, now or in the future, should submit their request to the Company by telephone at (401) 457-2288 or by submitting a written request to the Secretary at Textron Inc., 40 Westminster Street, Providence, Rhode Island 02903 or by email to irdepartment@textron.com. Beneficial owners sharing an address who are receiving multiple copies of these materials and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

By order of the Board of Directors,

E. Robert Lupone

Executive Vice President, General Counsel and Secretary

March 4, 2022

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE VOTE YOUR PROXY VIA INTERNET OR TELEPHONE OR, IF YOU RECEIVED PRINTED PROXY MATERIALS, FILL IN, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENVELOPE PROVIDED.

TEXTRON 2022 PROXY STATEMENT     59

Corporate Information

Corporate Headquarters

Textron Inc.

40 Westminster Street

Providence, RI 02903

(401) 421-2800

www.textron.com

Annual Meeting

Textron’s Annual Meeting of Shareholders will be

held on Wednesday, April 27, 2022, at 11 a.m.

virtually via a live audio webcast at

www.virtualshareholdermeeting.com/TXT2022.

Transfer Agent, Registrar and

Dividend Paying Agent

For shareholder services such as change of

address, lost certificates or dividend checks, change

in registered ownership or the Dividend

Reinvestment Plan, write or call:

American Stock Transfer & Trust Company, LLC

Operations Center

6201 15th Avenue

Brooklyn, NY 11219

phone: (866) 621-2790

email: info@amstock.com

Stock Exchange Information

(Symbol: TXT)

Textron common stock is listed on the New York

Stock Exchange.

Investor Relations

Textron Inc. Investor Relations

40 Westminster Street

Providence, RI 02903

Email address:

irdepartment@textron.com

Investor Relations phone line:

(401) 457-2288

News media phone line:

(401) 457-2362

For more information, visit our website at

www.textron.com.

Company Publications and

General Information

To receive a copy of Textron’s Forms 10-K and

10-Q, Proxy Statement or Annual Report without

charge, visit our website at www.textron.com or send

a written request to Textron Investor Relations at the

street or email address listed above. For the most

recent company news and earnings press releases,

visit our website at www.textron.com.

Textron is an Equal Opportunity Employer.

Textron Board of Directors

To contact the Textron Board of Directors or to

report concerns or complaints about accounting,

internal accounting controls or auditing matters,

you may write to Board of Directors, Textron Inc.,

40 Westminster Street, Providence, RI 02903;

call (866) 698-6655; or send

an email to textrondirectors@textron.com.

TEXTRON

40 Westminster Street, Providence, RI 02903
(401) 421-2800

www.textron.com

© 2022 Textron Inc.

BELL V-280 VALOR
N280BH

40 Westminster Street, Providence, RI 02903 (401) 421-2800 www.textron.com © 2022 Textron Inc.

TEXTRON INC. 40 WESTMINSTER STREET PROVIDENCE, RI 02903 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand, and follow the instructions to cast your vote. During The Meeting - Go to www.virtualshareholdermeeting.com/TXT2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SAVING PLAN SHARES Voting instructions for shares in the Textron savings plans, whether voted by Internet, phone or mail, must be received by 11:59 P.M. Eastern Time on April 24, 2022. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY D69995-P67648-Z81908 TEXTRON INC. D69995-P67648-Z81908 For Against Abstain For Against Abstain TEXTRON INC. 40 WESTMINSTER STREET PROVIDENCE, RI 02903 1a. Scott C. Donnelly 1e. James T. Conway 1c. Kathleen M. Bader 1b. Richard F. Ambrose 1d. R. Kerry Clark 1f. Ralph D. Heath 1i. James L. Ziemer 1g. Deborah Lee James 1j. Maria T. Zuber 1h. Lionel L. Nowell III 1. Election of Directors The Board of Directors recommends you vote "FOR" the following nominees: The Board of Directors recommends you vote "FOR" Proposals 2 and 3. The Board of Directors recommends you vote "AGAINST" Proposal 4. 2. Approval of the advisory (non-binding) resolution to approve executive compensation. 4. Shareholder proposal on special meetings. 3. Ratification of appointment of independent registered public accounting firm. Note: In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof. Note: Please sign exactly as your name or names appear(s) on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 27, 2022 The Company's Proxy Statement for the 2022 Annual Meeting of Shareholders and the Annual Report to Shareholders for the fiscal year ended January 1, 2022, including the Company's Annual Report on Form 10-K for the fiscal year ended January 1, 2022, are available at www.proxyvote.com. ANNUAL MEETING OF SHAREHOLDERS OF TEXTRON INC. Wednesday, April 27, 2022, 11:00 a.m. EDT TEXTRON INC. Proxy Solicited on Behalf of the Board of Directors for Annual Meeting of Shareholders, April 27, 2022 The undersigned hereby appoint(s) Scott C. Donnelly, Frank T. Connor and E. Robert Lupone, or any one of them, attorneys with full power of substitution and revocation to each, for and in the name of the undersigned with all the powers the undersigned would possess if personally present, to vote the shares of the undersigned in Textron Inc. as indicated on the proposals referred to on the reverse side hereof at the Annual Meeting of its shareholders to be held virtually at www.virtualshareholdermeeting.com/TXT2022 on Wednesday, April 27, 2022, and at any adjournments thereof, and in their or his discretion upon any other matter which may properly come before said meeting. This card also constitutes voting instructions to the trustees under the Textron savings plans to vote, online or by proxy, the proportionate interest of the undersigned in the shares of Common Stock of Textron Inc. held by the trustees under the plans, as described in the proxy statement. All voting instructions for shares in the Textron savings plans, whether voted by mail, telephone or Internet, must be received by 11:59 p.m. Eastern Time on April 24, 2022, so that the trustees of the plans (who vote the shares on behalf of participants in the plans) have adequate time to tabulate the voting instructions. Your voting instructions will be kept confidential. This proxy, when properly signed, will be voted as directed by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR the nominees listed herein, FOR Proposals 2 and 3, and AGAINST Proposal 4. If the card constitutes voting instructions to a savings plan trustee, the trustee will vote as described in the proxy statement. (Continued and to be signed on reverse side)